SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 21, 2004

Allied Waste Industries, Inc.

(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-19285	88-0228636
(Commission File Number)	(IRS Employer Identification No.)

15880 N. Greenway-Hayden Loop, Suite 100 Scottsdale, Arizona (Address of principal executive offices)	85260 (Zip Code)

Registrant’s telephone number, including area code (480) 627-2700

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

In connection with the offering of $825 million in aggregate principal amount of senior notes in a private placement announced today, we are providing updated audited consolidated financial statements of Allied Waste Industries, Inc. for the three years ended December 31, 2002. Under generally accepted accounting principles, we are required to reclassify amounts related to discontinued operations on a basis comparable to our current presentation. The historical financial information included herein has been revised and updated from its original presentation in our Form 10-K filed on March 27, 2003 to incorporate the following:

•	the reclassification of the results of operations for operations which were sold or held for sale as of September 30, 2003 that met the criteria for discontinued operations in accordance with Statement of Financial Accounting Standards No. 144. Those operations include the following:

•	operations in South Carolina, Georgia and Colorado sold in July 2003,

•	operations in New Jersey sold in August 2003, and

•	operations in south Florida held for sale at September 30, 2003 and sold in October 2003.

This reclassification does not include the results of operations for the operations in north and central Florida, North Virginia, Wyoming and Idaho that were sold in December 2003;

•	the adoption of Statement of Financial Accounting Standards No. 145 effective January 1, 2003 which requires the reclassification to interest expense and other write-offs of deferred debt issuance costs and other costs incurred in connection with the early extinguishments of debt that were previously reported and properly classified as extraordinary losses;

•	the implementation of SEC’s rules that became effective subsequent to our filing date of our Form 10-K for the year ended December 31, 2002 by replacing the acronym “EBITDA” or “earnings before interest, taxes, depreciation and amortization” with “operating income before depreciation and amortization”; adding disclosures related to the use of non-GAAP financial measures; and eliminating certain non-GAAP financial measures to comply with the new rules;

•	the addition of Note 20 to the Consolidated Financial Statements reflecting the adoption of new accounting pronouncements and events occurring subsequent to the filing of our Form 10-K for the year ended December 31, 2002; and

•	reclassifications and footnote disclosure updates to conform to our Form 10-Q for the quarter ended September 30, 2003.

No other changes or modifications have been made to these financial statements.

In addition, we have provided supplemental financial information for our wholly-owned subsidiary Browning-Ferris Industries, Inc.

Financial Statements of Allied Waste Industries, Inc.

Report of Independent Auditors.
Consolidated Balance Sheets as of December 31, 2002 and 2001.
Consolidated Statements of Operations for the Three Years Ended December 31, 2002.
Consolidated Statements of Stockholders’ Equity for the Three Years Ended December 31, 2002.
Consolidated Statements of Cash Flows for the Three Years Ended December 31, 2002.
Notes to Consolidated Financial Statements.

Supplemental Financial Information of Browning-Ferris Industries, Inc.

Report of Independent Auditors

To the Board of Directors and Shareholders
of Allied Waste Industries, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Allied Waste Industries, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments as of January 1, 2001 and its method of accounting for goodwill and other intangible assets as of January 1, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona

February 13, 2003 with respect to the 2002 and 2001 consolidated financial statements, except for the reclassifications relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 145 described in Note 20, and the transitional disclosures relating to the adoption of SFAS No. 143 also described in Note 20, as to which the date is August 26, 2003 and except for the reclassifications relating to the discontinued operations described in Note 20, as to which the date is January 20, 2004; and August 26, 2003 with respect to the 2000 consolidated financial statements, except for the reclassifications relating to the discontinued operations described in Note 20, as to which the date is January 20, 2004.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,

	2002	2001

ASSETS
Current Assets –
Cash and cash equivalents	$179,425	$157,757
Accounts receivable, net of allowance of $22,535 and $30,434	667,077	724,177
Prepaid and other current assets	121,164	160,349
Deferred income taxes, net	104,421	170,987

Total current assets	1,072,087	1,213,270
Property and equipment, net	4,029,745	3,956,894
Goodwill, net	8,530,463	8,556,877
Other assets, net	296,627	634,836

Total assets	$13,928,922	$14,361,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Current portion of long-term debt	$163,526	$22,130
Accounts payable	421,782	446,306
Current portion of accrued closure, post-closure and environmental costs	95,249	126,885
Accrued interest	182,039	192,872
Other accrued liabilities	364,219	418,478
Unearned revenue	222,978	226,864

Total current liabilities	1,449,793	1,433,535
Long-term debt, less current portion	8,718,642	9,237,503
Deferred income taxes	51,408	—
Accrued closure, post-closure and environmental costs, less current portion	864,668	878,006
Other long-term obligations	908,409	1,058,010
Commitments and contingencies
Series A senior convertible preferred stock, 1,000 shares authorized, issued and outstanding, liquidation preference of $1,247 and $1,169 per share	1,246,904	1,169,044
Stockholders’ Equity –
Common stock; $0.01 par value; 300,000 authorized shares; 196,215 and 196,236 shares issued and outstanding	1,962	1,962
Additional paid-in capital	989,647	1,055,353
Accumulated other comprehensive loss	(131,206)	(85,120)
Retained deficit	(171,305)	(386,416)

Total stockholders’ equity	689,098	585,779

Total liabilities and stockholders’ equity	$13,928,922	$14,361,877

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended December 31,

	2002	2001	2000

Revenues	$5,322,943	$5,363,492	$5,499,123
Cost of operations	3,128,866	3,051,278	3,220,427
Selling, general and administrative expenses	470,637	442,077	417,138
Depreciation and amortization	485,437	455,772	440,839
Goodwill amortization	—	226,713	223,244
Non-cash (gain) loss on divestiture of assets	(9,339)	107,011	26,486

Operating income	1,247,342	1,080,641	1,170,989
Equity in earnings of unconsolidated affiliates	—	(14,072)	(50,788)
Interest expense and other	856,520	868,663	894,745

Income before income taxes	390,822	226,050	327,032
Income tax expense	175,653	173,486	216,163
Minority interest	1,891	3,673	5,975

Income from continuing operations	213,278	48,891	104,894
Income from discontinued operations, net of tax	1,833	9,595	19,493

Net income	215,111	58,486	124,387
Dividends on preferred stock	(77,874)	(73,012)	(68,452)

Net income (loss) available to common shareholders	$137,237	$(14,526)	$55,935

Basic EPS:
Continuing operations	$0.71	$(0.12)	$0.20
Discontinued operations	0.01	0.05	0.10

Net income (loss) available to common shareholders	$0.72	$(0.07)	$0.30

Weighted average common shares	190,210	189,583	188,814

Diluted EPS:
Continuing operations	$0.70	$(0.12)	$0.19
Discontinued operations	0.01	0.05	0.10

Net income (loss) available to common shareholders	$0.71	$(0.07)	$0.29

Weighted average common and common equivalent shares	193,508	194,906	191,122

Pro forma amounts, assuming the change in accounting principles is applied retroactively:
Net income (loss) available to common shareholders	$125,233	$(26,296)	$45,356

Basic net income (loss) per share	$0.66	$(0.14)	$0.24

Diluted net income (loss) per share	$0.65	$(0.13)	$0.24

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

						Comprehensive
						Income/(Loss)
		Additional	Accumulated		Total	for the Twelve
	Common	Paid-In	Comprehensive	Retained	Stockholders’	Months Ended
	Stock	Capital	Loss	Deficit	Equity	December 31,

Balance as of December 31, 1999	$1,885	$1,179,181	$—	$(569,289)	$611,777
Common stock issued, net	73	2,670	—	—	2,743
Stock options, net	3	1,155	—	—	1,158
Dividends declared on Series A senior convertible preferred stock	—	(68,452)	—	—	(68,452)
Net income	—	—	—	124,387	124,387	$124,387

Balance as of December 31, 2000	$1,961	$1,114,554	$—	$(444,902)	$671,613	$124,387

Common stock issued, net	(6)	5,477	—	—	5,471
Stock options, net	7	8,334	—	—	8,341
Dividends declared on Series A senior convertible preferred stock	—	(73,012)	—	—	(73,012)
Net income	—	—	—	58,486	58,486	$58,486
Other comprehensive loss, net of tax:
Cumulative effect of change in accounting principle	—	—	(45,193)	—	(45,193)	(45,193)
Net loss deferred on hedging derivatives	—	—	(89,194)	—	(89,194)	(89,194)
Less: Net loss on hedging derivatives reclassified to earnings	—	—	49,267	—	49,267	49,267

Balance as of December 31, 2001	$1,962	$1,055,353	$(85,120)	$(386,416)	$585,779	$(26,634)

Common stock issued, net	(3)	6,577	—	—	6,574
Stock options, net	3	5,591	—	—	5,594
Dividends declared on Series A senior convertible preferred stock	—	(77,874)	—	—	(77,874)
Net income	—	—	—	215,111	215,111	$215,111
Other comprehensive loss, net of tax:
Net gain deferred on hedging derivatives	—	—	7,346	—	7,346	7,346
Less: Net loss on hedging derivatives reclassified to earnings	—	—	21,328	—	21,328	21,328
Minimum pension liability adjustment	—	—	(74,760)	—	(74,760)	(74,760)

Balance as of December 31, 2002	$1,962	$989,647	$(131,206)	$(171,305)	$689,098	$169,025

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,

	2002	2001	2000

Operating activities –
Net income	$215,111	$58,486	$124,387
Discontinued operations, net of tax	(1,833)	(9,595)	(19,493)
Adjustments to reconcile net income to cash provided by operating activities–
Provisions for:
Depreciation and amortization	485,437	682,485	664,083
Non-cash (gain) loss on divestiture of assets	(9,339)	107,011	26,486
Undistributed earnings of equity investment in unconsolidated affiliates	—	(14,072)	(38,190)
Doubtful accounts	17,272	22,919	18,475
Accretion of debt and amortization of debt issuance costs	43,210	42,658	44,219
Deferred income tax	157,080	152,185	171,677
Gain on sale of fixed assets	(5,860)	(13,648)	(9,545)
Non-cash gain on de-designated interest rate swap contracts	(2,416)	—	—
Amortization of accumulated other comprehensive income for de-designated interest rate swap contracts	35,400	—	—
Non-cash write-off of debt issuance costs	13,761	23,430	21,915
Change in operating assets and liabilities, excluding the effects of purchase acquisitions–
Accounts receivable, prepaid expenses, inventories and other	46,049	(8,446)	(3,088)
Accounts payable, accrued liabilities, unearned revenue, stock option tax benefits and other	139,257	(17,949)	(32,596)
Expenditures against non-recurring acquisition accruals	(88,655)	(115,106)	(167,542)
Closure and post-closure provision	70,786	67,202	61,727
Closure, post-closure and environmental expenditures	(104,952)	(95,630)	(98,458)

Cash provided by operating activities from continuing operations	1,010,308	881,930	764,057

Investing activities –
Cost of acquisitions, net of cash acquired	(51,366)	(249,462)	(797,786)
Proceeds from divestitures and other, net of cash divested	82,629	359,866	1,039,182
Accruals for acquisition price and severance costs	—	(1,668)	(27,820)
Net distributions from unconsolidated affiliates	—	—	15,372
Capital expenditures, excluding acquisitions	(537,786)	(498,907)	(385,624)
Capitalized interest	(20,622)	(45,704)	(45,352)
Proceeds from sale of fixed assets	28,669	30,432	40,273
Change in deferred acquisition costs, notes receivable and other	(22,370)	(27,231)	(32,332)

Cash used for investing activities from continuing operations	(520,846)	(432,674)	(194,087)

Financing activities –
Net proceeds from sale of common stock and exercise of stock options	2,803	6,401	1,724
Change in disbursement account	(87,055)	—	—
Proceeds from long-term debt, net of issuance costs	1,044,264	2,755,829	2,202,000
Repayments of long-term debt	(1,447,540)	(3,196,649)	(2,796,400)

Cash used for financing activities from continuing operations	(487,528)	(434,419)	(592,676)

Cash provided by discontinued operations	19,734	23,558	22,651

Increase (decrease) in cash and cash equivalents	21,668	38,395	(55)
Cash and cash equivalents, beginning of year	157,757	119,362	119,417

Cash and cash equivalents, end of year	$179,425	$157,757	$119,362

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization and Summary of Significant Accounting Policies

Allied Waste Industries, Inc. (Allied, we or the Company), a Delaware corporation, is the second largest, non-hazardous solid waste management company in the United States, as measured by revenues. We provide non-hazardous waste collection, transfer, recycling and disposal services in 39 states geographically identified as the Central, Eastern, Southern and Western areas of the United States.

Principles of consolidation and presentation –

The Consolidated Financial Statements include the accounts of Allied and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Certain reclassifications have been made to the prior period financial statements to conform to the current year presentation. (See Note 20)

Cash and cash equivalents –

We use a cash management system under which our book balance reflects a credit for our primary disbursement account. This amount represents uncleared checks which have not been presented to our bank. Our funds are transferred as checks are presented. At December 31, 2002 and 2001, the book credit balance of $60.0 million and $147.0 million, respectively, in our primary disbursement account was reported in accounts payable. We consider any liquid investments with an original maturity of three months or less to be cash equivalents. Amounts are stated at quoted market prices.

Concentration of credit risk –

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and trade receivables. We place our cash and cash equivalents with high quality financial institutions and manage the amount of credit exposure with any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base.

Allowance for doubtful accounts –

We provide services to approximately 10 million customers throughout the United States. We perform credit evaluations of our significant customers and establish an allowance for doubtful accounts based on the aging of our receivables, payment performance factors, historical trends and other information. In general, we reserve 50% of those receivables outstanding 90 to 120 days and 100% of those outstanding over 120 days. We also review outstanding balances on an account specific basis and fully reserve the receivable prior to 120 days if information becomes available indicating we will not receive payment. Our reserve is evaluated and revised on a monthly basis. The allowance as of December 31, 2002 and 2001 for our continuing operations was approximately $22.5 million and $30.4 million, respectively.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other assets –

The following table shows the balances included in other assets as of December 31 (in millions):

	2002	2001

Investments in unconsolidated affiliates (see Note 4)	$—	$179.9
Deferred financing costs	137.4	175.0
Prepaid pension asset (see Note 9)	—	100.0
Landfill closure deposits	27.3	36.6
Deferred contract costs	6.6	21.8
Assets held for sale (see Note 20)	62.9	72.3
Other	62.4	49.2

Total	$296.6	$634.8

Upon funding of debt offerings, deferred financing costs are capitalized and amortized using the effective interest method over the life of the related debt. Deferred financing costs represent transaction costs directly attributable to obtaining financings. We amortize deferred financing costs over the term of the associated debt. In 2002 and 2001, we wrote off $13.8 million, and $23.4 million, respectively, in deferred financing costs in connection with the repayment of debt before its maturity date.

Deferred contract costs are certain direct and incremental costs related to long-term revenue producing contracts. Deferred contract costs are recognized as operating expense over the period of benefit and are periodically reviewed for realization.

Other accrued liabilities –

At December 31, 2002 and 2001, respectively, other liabilities include the current portion of non-recurring acquisition accruals of approximately $55.0 million and $75.0 million, accrued payroll of $65.2 million and $48.9 million, accrued income taxes payable of approximately $23.3 million and $23.8 million, and accrued insurance of approximately $93.7 million and $127.4 million, and other miscellaneous current liabilities.

Accrued closure and post-closure costs –

Accrued closure and post-closure costs represent an estimate of the present value of the future obligation associated with closure and post-closure monitoring of non-hazardous solid waste landfills we currently own and/or operate or have retained upon divestiture. Site specific closure and post-closure engineering cost estimates are prepared annually for landfills owned and/or operated by us for which we are responsible for closure and post-closure. For active landfills, the impact of changes determined to be changes in estimates, based on the annual update, are accounted for on a prospective basis except for instances where the cost expenditure will occur within 12 months. The present value of estimated future costs are accrued on a per unit basis as landfill disposal capacity is consumed. Discounting of future costs is applied where we believe that both the amounts and timing of related payments are reliably determinable. Changes in estimates for closed landfill sites are recognized when determined.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental costs —

We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value, as the timing of cash payments is not reliably determinable. Recoveries of environmental remediation costs from other parties are recorded when their receipts are deemed probable. Environmental liabilities and apportionment of responsibility among potentially responsible parties are accounted for in accordance with the guidance provided by the American Institute of Certified Public Accountants Statement of Position 96-1 (SOP 96-1) Environmental Remediation Liabilities.

Self-Insurance —

We are partially self-insured for general liability, automobile and workers’ compensation insurance with varying loss thresholds up to $3 million and fully self-insured for employee group health claims. The self-insured portion of the liability for unpaid claims and associated expenses, including claims incurred but not reported, is determined using actuarial valuations provided by independent companies. We use a third party administrator to track and evaluate actual claims experience for consistency of data used in the annual actuarial valuation.

The following tables show the activity and balances related to accrued self-insurance for the year ended December 31, (in thousands):

	2002	2001

Balance at beginning of year	$88,081	$22,376
Expense incurred	249,523	229,629
Claims paid	(191,404)	(163,924)

Balance at end of year	$146,200	$88,081

Other long-term obligations —

At December 31, 2002 and 2001, respectively, other long-term obligations include the minority interest in consolidated subsidiaries of $4.6 million and $182.3 million (see Note 4), the non-current portion of non-recurring acquisition accruals of $145.9 million and $217.6 million, derivative liabilities for interest rate swap contracts of $125.7 million and $140.7 million (see Note 6), accruals for contingencies of $458.5 million and $433.6 million, and other obligations of $84.1 million and $83.8 million. Additionally, the balance at December 31, 2002 includes net pension liability of $16.5 million and self-insurance obligation of $73.1 million.

Revenue —

Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. We generally provide collection services under direct agreements with our customers or pursuant to contracts with municipalities. Commercial and municipal contract terms generally range from one to five years and commonly have renewal options. Our landfill operations include both company-owned landfills and landfills that we operate on behalf of municipalities and others.

Advance billings are recorded as unearned revenue, and revenue is recognized when services are provided, usually within 90 days.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loss contracts —

We review our revenue producing contracts in the ordinary course of business to determine if the direct costs, exclusive of any fixed costs, to service the contractual arrangements exceed the revenues to be produced by the contract. Any resulting excess direct costs over the life of the contract are expensed at the time of such determination.

Change in accounting principle - derivatives

Effective January 1, 2001, we changed our method of accounting for derivative financial instruments in accordance with the adoption of SFAS 133, Accounting for Derivatives Instruments and Hedging Activities (SFAS 133), as amended by SFAS 138, Accounting for Certain Derivative Instruments and Hedging Activities (SFAS 138). See Note 6 on Derivative Instruments and Hedging Activities.

Non-recurring acquisition accruals —

At the time of an acquisition accounted for under the purchase method of accounting, we evaluate and adjust existing accruals to represent our estimate of the future costs to settle the assumed liabilities. Assumed liabilities are considered in the allocation of purchase price and goodwill valuation. Liabilities related to restructuring and abandonment activities, loss contracts or changes in estimates of environmental, litigation and regulatory compliance costs are charged to expense in the period in which the acquisition is completed. Any subsequent changes to these estimates are also charged to expense in the same line item as the original charge was recorded. At December 31, 2002 and 2001, we had approximately $200.9 million and $292.6 million, respectively, of non-recurring acquisition accruals remaining on our consolidated balance sheets, consisting primarily of loss contract, litigation, insurance liabilities and other commitments associated with the acquisition of Browning-Ferris Industries, Inc. (BFI). Expenditures against non-recurring acquisition accruals, including severance costs in 2002 and 2001 were $88.7 million and $116.8 million, respectively.

During the years ended December 31, 2001 and 2000, the Company recorded costs related to acquisition accruals and other acquisition related costs on a separate line titled “Acquisition related and unusual costs” in the Consolidated Statements of Operations. Costs reported on this line have been reclassified to cost of operations in the amount of approximately $10.4 million and $87.6 million, respectively, and selling, general and administrative expenses in the amount of approximately $17.4 million and $13.3 million, respectively.

Non-cash (gain) loss on divestiture of assets —

In October 2002, we sold certain collection operations for net proceeds of approximately $77.5 million. In connection with our strategic business model and ongoing review of the operations, we determined that the sale of such assets would allow us to deploy proceeds from the sale to purchase more productive assets in other markets that improve our market density and internalization. We initially used the proceeds to repay debt and plan to redeploy the proceeds to purchase other assets. The carrying value of the assets sold was approximately $68.2 million at the time of the sale. In connection with the sale we recorded a non-cash gain of approximately $9.3 million ($8.2 million loss, net of income tax expense). Approximately $45 million of the carrying value of the assets sold was goodwill of which approximately 76% was non-deductible for tax purposes. Revenues and net operating income of the sold operations represent approximately 1% of our consolidated revenue and net operating income for the period prior to the sale during 2002. The assets were held for use and were not previously impaired based on the criteria and analysis under SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

In February 2001, we sold assets of certain non-integrated operations with a carrying value of approximately $160 million in the Northeast region for approximately $53 million. In connection with this sale, we recorded a non-cash loss of approximately $107 million ($65 million, net of income tax benefit).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2000, we recorded $26.5 million of non-cash loss related to divestitures of certain operations.

If we have changes in events or circumstances including the determination to divest of certain assets, we could incur other non-cash charges to earnings.

Interest expense capitalized —

We capitalize interest in connection with the construction of our landfill assets. Actual acquisition permitting and construction costs incurred related to landfill assets under active development qualify for interest capitalization. Interest capitalization ceases when the construction of a landfill asset is complete and available for use.

During the years ended December 31, 2002, 2001 and 2000, we incurred gross interest expense (including payments under interest rate swap contracts) of $794.6 million, $856.7 million and $908.2 million of which $20.6 million, $45.7 million and $45.4 million was capitalized.

Statements of cash flows —

The supplemental cash flow disclosures and non-cash transactions for the three years ended December 31 are as follows (in thousands):

	2002	2001		2000

Supplemental Disclosures -
Interest paid (net of amounts capitalized)	$782,897	$784,423	(1)	$853,770
Income taxes paid, net of refunds	1,102	56,914		27,876
Non-Cash Transactions -
Debt incurred or assumed in acquisitions	$85	$1,979		$5,326
Liabilities incurred or assumed in acquisitions	5,951	166,906		88,142
Capital lease obligations incurred	6,711	—		—
Dividends on preferred stock	77,874	73,012		68,452

(1)	Cash interest includes the receipt of $27.2 million related to the unwind of a fair value interest rate swap.

Use of estimates —

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from the estimates under different assumptions or conditions.

Fair value of financial instruments —

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, Disclosures About Fair Value of Financial Instruments (SFAS 107). Our financial instruments as defined by SFAS 107 include cash, money market funds, accounts receivable, accounts payable and long-term debt. We have determined the estimated fair value amounts at December 31, 2002 using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may not be indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.

The carrying value of cash, money market funds, accounts receivable and accounts payable approximate fair values due to the short-term maturities of these instruments (see Notes 5 and 6 for fair value of debt and derivative instruments).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business combinations —

All acquisitions in 2002, 2001, and 2000 were accounted for under the purchase method and are reflected in the results of operations since the effective date of the acquisition. Under the purchase method, we allocate the cost of the acquired business to the assets acquired and liabilities assumed based upon their estimated fair values. These estimates are revised during the allocation period as necessary when, and if, information regarding contingencies becomes available to further define and quantify assets acquired and liabilities assumed. The allocation period generally does not exceed one year. To the extent contingencies are resolved or settled during the allocation period, such items are included in the revised allocation of the purchase price. Purchase accounting adjustments, acquisition related costs and other possible charges that may arise from the acquisitions may materially impact our future Consolidated Balance Sheets and Statements of Operations.

The following table summarizes acquisitions for the three years ended December 31, 2002:

	2002	2001	2000

Number of businesses acquired	13	53	50
Total consideration (in millions)	$55.4	$264.4	$853.9

Our reported revenues, net income and earnings per share for the years ended December 31, 2002 were not significantly impacted by the pro forma effect of these acquisitions.

Stock-based compensation plans —

We account for our stock-based compensation plans under Accounting Principles Board Opinion 25, (APB 25) Accounting for Stock Issued to Employees and the related interpretations, for which no compensation cost is recorded in the statement of operations for the estimated fair value of stock options issued with an exercise price equal to the fair value of the common stock on the date of grant. SFAS 123, Accounting for Stock-based Compensation (SFAS 123), requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted. In addition, we have adopted the disclosure requirements of SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure (SFAS 148).

In accordance with the SFAS 123, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the Years Ended December 31,

	2002	2001	2000

Risk free interest rate	2.2% to 4.6%	4.8% to 5.2%	5.3% to 6.9%
Expected life	4 to 6 years	5 years	5 years
Dividend rate	0%	0%	0%
Expected volatility	66% to 69%	55% to 61%	52% to 55%

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Using these assumptions, pro forma net income (loss) and pro forma net income (loss) per share would reflect additional compensation expense recognized over the vesting periods of the options. If we applied the recognition provisions of SFAS 123 and SFAS 148 disclosures, the resulting pro forma net income (loss), and pro forma net income (loss) per share is as follows (in thousands, except per share data):

		For the Years Ended December 31,

		2002	2001	2000

Net income (loss), as reported		$137,237	$(14,526)	$55,935
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of tax		(13,590)	(16,092)	(13,951)

Pro forma, net income (loss)		$123,647	$(30,618)	$41,984

Basic earnings (loss) per share:	As reported	$0.72	$(0.07)	$0.30
	Pro forma	0.65	(0.16)	0.22
Diluted earnings (loss) per share:	As reported	$0.71	$(0.07)	$0.29
	Pro forma	0.64	(0.16)	0.22

During the last three years, we have recorded no compensation expense for stock options granted to employees.

Additionally, see Note 12 for other disclosures with respect to stock compensation.

Recently issued accounting pronouncements —

The Financial Accounting Standards Board (FASB) issued SFAS 143, Accounting for Asset Retirement Obligations (SFAS 143) in June 2001, which outlines standards for accounting for obligations associated with the retirement of long-lived tangible assets. The standard is effective beginning January 1, 2003 and will impact the accounting for landfill retirement obligations, which we have historically referred to as closure and post-closure. The adoption of the standard will have no impact on our cash requirements.

SFAS 143 does not change the basic accounting principles that the waste industry has historically followed for accounting for these types of obligations. In general, the industry has followed the accounting practice of recognizing a liability on the balance sheet and related expense as waste is consumed at the landfill to match operating costs with revenues. We refer to this practice as life cycle accounting. For the most part, life cycle accounting will still be followed.

For us, the new rules are a refinement to our practices and have caused a change in the mechanics of calculating landfill retirement obligations and the classification of where amounts are recorded in the financial statements. Landfill retirement obligations are no longer accrued through a provision to cost of operations, but rather by an increase to landfill assets. Under SFAS 143, the amortizable landfill asset includes (i) landfill development costs incurred, (ii) landfill development costs expected to be incurred over the life of the landfill, (iii) the recorded capping, closure and post-closure liabilities and (iv) the cost estimates for future capping, closure and post-closure costs. The landfill asset is amortized over the total capacity of the landfill as volume is consumed during the life of the landfill, with one exception. The exception applies to capping costs for which both the recognition of the liability and the amortization of these costs are based instead on the capacity of the specific capping event as volume is consumed.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following are the key changes from our current accounting practices:

	Current Practice	Upon Adoption of SFAS 143

Definitions:

Capping	Capping is included in the closure liability	Capping is identified as its own discrete, separate liability. Capping primarily includes installation of liners, drainage, compacted soil layers and topsoil over areas of a landfill where total airspace has been consumed and waste is no longer being received. Capping activities occur throughout the life of the landfill.

Closure	Closure primarily includes the application of capping materials, the construction of methane gas collection systems and costs incurred after a site stops receiving waste but prior to being certified closed	Costs for capping activities are no longer considered a cost of closure, but instead are a separately identifiable liability. Costs for methane gas collection system installation are no longer considered a cost of closure, but instead are now considered a development cost of our landfill assets (i.e. capital expenditure).

Post Closure	Post-closure primarily includes groundwater sampling, gas systems operations and maintenance and leachate disposal after the landfill has been certified closed.	No change.

Recognition of Liability:

Methane Gas Collection System Installation	All gas system costs are accrued over the life of landfill as part of the closure liability	The costs for methane gas collection systems are recorded as a landfill development asset when pur-chased (capital expenditure).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Current Practice	Upon Adoption of SFAS 143

Capping	Capping costs are accrued as part of the closure liability over life of the landfill	The discounted cash flow associated with each capping event is recorded to the accrued liability (balance sheet) with a corresponding increase to the landfill asset (balance sheet) as tons are consumed for that capping event.

Closure and Post-Closure	The discounted cash flow associated with closure and post-closure is recorded to the accrued liability (balance sheet) with a corresponding charge to the cost of operations (statement of operations) as tons are consumed over the life of the landfill	The discounted cash flow associated with closure and post-closure is recorded to the accrued liability (balance sheet) with a corresponding increase to the landfill asset (balance sheet) as tons are consumed over the life of the landfill.

Discount Rate	Risk-free rate (7.0%)	Credit-adjusted risk-free rate (9.0%).

Cost Estimates	Costs are estimated for the period of performance. Capping, closure and post-closure activities are predom-inantly performed by third-parties and a small portion performed by Allied.	Costs are estimated for the period of performance utilizing estimates that a third- party would charge if they were to manage and perform all capping, closure and post-closure activities.

Inflation	Cost is inflated to period of performance (2.5%).	No change.

Statement of Operations Expense:

Liability Accrual	Cost of operations is charged at the same amount accrued to the liability	The liability is no longer accrued through a charge to cost of operations.

Landfill Asset Amortization	The total cost of landfill development is amortized over the total capacity of the landfill as tons are consumed	The total cost of the landfill development plus the recorded and future costs for capping, closure and post-closure are amortized as tons are consumed.

Accretion	Liability is accreted at risk-free rate (7.0%) using the effective interest method and accretion expense is recorded in cost of operations	Liability is accreted at credit-adjusted risk-free rate (9.0%) using the effective interest-method and accretion expense is recorded in cost of operations.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, liabilities associated with divested landfills that were historically accounted for in closure and post-closure liability were reclassified to other long-term obligations because they were not within the scope of SFAS 143.

Upon adoption, SFAS 143 requires a cumulative change in accounting for landfill obligations retroactive to the date of the inception of the landfill. Inception of the landfill is the date operations commenced or the date the asset was acquired. To do this, SFAS 143 requires the creation of the related landfill asset, net of accumulated amortization and an adjustment to the capping, closure and post-closure liabilities for cumulative accretion. The adjustments that occur upon adoption are required to be accounted for as a cumulative effect of a change in accounting principle. See Note 20 for additional discussion on the impact of adopting SFAS 143.

In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements 4, 44 and 64, amendment of FASB Statement 13, and Technical Corrections (SFAS 145), which among other things, restricts the classification of gains and losses from extinguishment of debt as extraordinary, therefore, certain debt extinguishment gains and losses will no longer be classified as extraordinary. SFAS 145 is effective January 1, 2003. Generally gains and losses on future debt extinguishments, if any, will be recorded in interest expense and other. Upon adoption, extraordinary losses of $10.1 million, $17.0 million and $13.3 million as previously reported, net of tax for the years ended December 31, 2002, 2001 and 2000, respectively, were reclassified on a pre-tax basis to interest expense and other to conform to the requirements under SFAS 145. (See Note 20.)

In July 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), which prescribes the financial accounting and reporting for costs associated with exit or disposal activities, such as contract terminations, consolidation of facilities and termination benefits to involuntarily terminated employees. SFAS 146 excludes from its scope exit and disposal activities that are in connection with a business combination and those activities to which SFAS 143 and 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144) are applicable. Under SFAS 146, certain costs associated with exit and disposal activities are to be recognized as liabilities at the time they meet the definition of a liability (as defined in FASB Concepts Statement No. 6) as opposed to at the time a plan is committed, which is the current practice. SFAS 146 is effective for exit and disposal activities that are initiated after December 31, 2002. SFAS 146 will have no impact on our consolidated financial statements at the time of adoption.

In November 2002, the FASB issued FASB Interpretation 45, Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 expands on the accounting guidance of Statements 5, 57, and 107 and incorporates without change the provisions of FASB Interpretation 34, which is being superceded. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The recognition requirements of FIN 45 are effective for any guarantees entered into subsequent to January 1, 2003. We anticipate that the adoption of FIN 45 will have no impact on our consolidated financial statements. We have complied with the disclosure requirements of FIN 45 as of December 31, 2002.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure (SFAS 148). SFAS 148 amends FASB statement 123, providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As of December 31, 2002, we have complied with the disclosure requirements of SFAS 148. The adoption of SFAS 148 will have no impact on our consolidated financial statements.

Recently adopted accounting pronouncements —

Effective January 1, 2002, we adopted SFAS 142, Goodwill and Other Intangibles (SFAS 142), which among other things, eliminates the amortization of goodwill and instead requires an annual assessment of goodwill impairment by applying a fair value based test to each of our four operating segments. See Note 3 for additional discussion.

Effective January 1, 2002, we adopted SFAS 144 which supercedes SFAS 121. SFAS 144 provides a single accounting model for impairment of long-lived assets held for use and for long-lived assets that are to be disposed of by sale (including discontinued operations). In addition, the statement broadens the presentation for discontinued operations to include certain divestiture transactions that have been previously recorded in operating income. SFAS 144 retained the requirements under SFAS 121 to recognize impairment on long-lived assets excluding goodwill. The adoption of SFAS 144 had no impact on our consolidated financial statements.

2.     Property and Equipment

Property and equipment are recorded at cost, which includes interest to finance the acquisition and construction of major capital additions during the development phase, primarily landfills and transfer stations, until they are completed and ready for their intended use. Depreciation is provided on the straight-line method over the estimated useful lives of buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (3-8 years). We do not assume a residual value on our depreciable assets. In accordance with SFAS 144, we evaluate long-lived assets, such as property and equipment, and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

The cost of landfill airspace, including original acquisition cost and incurred and projected landfill construction costs, is amortized over the capacity of the landfill based on a per unit basis as landfill airspace is consumed. We periodically review the realizability of our investment in operating landfills. Should events and circumstances indicate that any of our landfills be reviewed for possible impairment, such review for recoverability will be made in accordance with Emerging Issues Task Force (EITF) Discussion Issue 95-23, The Treatment of Certain Site Restoration/Environmental Exit Costs When Testing a Long-Lived Asset for Impairment (EITF 95-23). The EITF outlines how cash flows for environmental exit costs should be determined and measured.

Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. For example, under certain circumstances, the replacement of vehicle transmissions or engine rebuilds are capitalized whereas repairs to vehicle brakes are expensed. For the years ended December 31, 2002, 2001 and 2000, maintenance and repair expenses charged to cost of operations were $407.2 million, $396.7 million and $416.0 million, respectively. When property is retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in cost of operations. For the years ended December 31, 2002, 2001 and 2000, we recognized net pre-tax gains on the disposal of fixed assets of $5.9 million, $13.6 million and $9.5 million, respectively.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables show the activity and balances related to property and equipment from December 31, 2000 through December 31, 2002 (in millions):

	Property and Equipment

	Balance at			Acquisitions,	Transfers	Balance at
	Dec. 31,	Capital	Sales and	Net of	and	Dec. 31,
	2001	Additions	Retirements	Divestitures	Other (1)	2002

Land and improvements	$420.2	$12.8	$(5.9)	$0.5	$3.5	$431.1
Land held for permitting as landfills	131.4	—	(0.2)	—	(16.6)	114.6
Landfills	2,269.4	207.3	—	16.1	40.7	2,533.5
Buildings and improvements	433.1	22.8	(10.1)	(0.9)	(0.5)	444.4
Vehicles and equipment	1,526.1	225.9	(45.4)	(13.5)	1.9	1,695.0
Containers and compactors	711.3	65.0	(7.1)	(6.9)	0.4	762.7
Furniture and office equipment	41.6	4.0	(2.7)	(0.1)	0.7	43.5

Total	$5,533.1	$537.8	$(71.4)	$(4.8)	$30.1	$6,024.8

	Accumulated Depreciation and Amortization

		Depreciation
	Balance at	and		Acquisitions,	Transfers	Balance at
	Dec. 31,	Amortization	Sales and	Net of	and	Dec. 31,
	2001	Expense	Retirements	Divestitures	Other(1)	2002

Land and improvements	$(13.5)	$(4.4)	$0.4	$0.1	$(0.1)	$(17.5)
Landfills	(494.9)	(164.1)	—	—	(0.5)	(659.5)
Buildings and improvements	(69.4)	(21.2)	2.6	0.4	(0.8)	(88.4)
Vehicles and equipment	(667.2)	(199.6)	35.2	10.7	4.1	(816.8)
Containers and compactors	(307.4)	(90.1)	6.3	5.5	(0.2)	(385.9)
Furniture and office equipment	(23.8)	(5.6)	2.5	0.2	(0.2)	(26.9)

Total	$(1,576.2)	$(485.0)	$47.0	$16.9	$2.3	$(1,995.0)

Property and equipment, net	$3,956.9	$52.8	$(24.4)	$12.1	$32.4	$4,029.8

(1)  Relates primarily to (i) amounts transferred between land held for permitting as landfills and landfills resulting from classifying additional disposal capacity as probable expansion, (ii) capitalized interest, (iii) capitalized leases and (iv) purchase accounting adjustments during the allocation period.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Property and Equipment

	Balance at			Acquisitions,	Transfers	Balance at
	Dec. 31,	Capital	Sales and	Net of	and	Dec. 31,
	2000	Additions	Retirements	Divestitures	Other(1)	2001

Land and improvements	$402.4	$11.5	$(16.7)	$15.1	$7.9	$420.2
Land held for permitting as landfills	127.8	—	—	—	3.6	131.4
Landfills	1,997.7	181.9	—	8.6	81.2	2,269.4
Buildings and improvements	435.4	23.8	(9.7)	(2.9)	(13.5)	433.1
Vehicles and equipment	1,378.0	216.7	(33.9)	(10.5)	(24.2)	1,526.1
Containers and compactors	656.0	55.3	(5.6)	12.7	(7.1)	711.3
Furniture and office equipment	39.0	9.7	(0.7)	(0.3)	(6.1)	41.6

Total	$5,036.3	$498.9	$(66.6)	$22.7	$41.8	$5,533.1

	Accumulated Depreciation and Amortization

		Depreciation
	Balance at	And		Acquisitions,	Transfers	Balance at
	Dec. 31,	Amortization	Sales and	Net of	and	Dec 31,
	2000	Expense	Retirements	Divestitures	Other(1)	2001

Land and improvements	$(10.2)	$(4.0)	$0.2	$—	$0.5	$(13.5)
Landfills	(348.7)	(149.2)	—	—	3.0	(494.9)
Buildings and improvements	(55.3)	(18.9)	12.2	0.7	(8.1)	(69.4)
Vehicles and equipment	(559.3)	(190.6)	31.5	12.2	39.0	(667.2)
Containers and compactors	(225.7)	(87.2)	5.5	1.0	(1.0)	(307.4)
Furniture and office equipment	(20.0)	(4.5)	0.5	0.2	—	(23.8)

Total	$(1,219.2)	$(454.4)	$49.9	$14.1	$33.4	$(1,576.2)

Property and equipment, net	$3,817.1	$44.5	$(16.7)	$36.8	$75.2	$3,956.9

(1)  Relates primarily to (i) amounts transferred between land held for permitting as landfills and landfills resulting from classifying additional disposal capacity as probable expansion, (ii) capitalized interest, (iii) capitalized leases and (iv) purchase accounting adjustments during the allocation period.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 30, 2001, four subsidiaries were created to purchase fixed assets including vehicles, equipment, containers and compactors employed in our business. We owned 1% of these subsidiaries and the remaining 99% was owned by subsidiaries of American Ref-Fuel Company LLC. We had an option to exchange our minority interest in the four Ref-Fuel facilities for the 99% interest in our equipment purchasing subsidiaries owned by subsidiaries of American Ref-Fuel Company LLC. We exercised the exchange option and completed the exchange on April 30, 2002. We now own 100% of the equipment purchasing subsidiaries.

Since we have always exercised full control of these entities, the assets, liabilities and operations of these equipment purchasing subsidiaries have been and continue to be fully consolidated. The Consolidated Balance Sheets include the fixed assets purchased by these entities and related debt to fund these purchases. The Consolidated Statements of Operations include the depreciation expense related to the fixed assets purchased and interest expense related to the debt. Additionally, the Consolidated Statements of Cash Flows reflect all purchases of equipment by these entities as capital expenditures.

3.     Goodwill and Intangible Assets

As discussed in Note 1, we adopted SFAS 142, effective January 1, 2002. SFAS 142 eliminates the amortization of goodwill and instead requires an annual assessment of goodwill impairment by applying a fair value based test to each of our reporting units, which we define as our four geographic operating segments. We completed our annual assessment of goodwill as of December 31, 2002 and no impairment was recorded. We evaluate goodwill for impairment based on fair value of each geographic operating segment. The calculation of fair value is subject to judgments and estimates. We estimate fair value of our operating segments based on net cash flows discounted using a weighted-average cost of capital of approximately 8%. In addition, consideration is also given to an earnings multiple approach, enterprise value, and overall company market capitalization to evaluate the reasonableness of our discounted cash flows. The estimated fair value could change if there were future changes in our capital structure, cost of debt, interest rates, capital expenditure levels, ability to perform at levels that were forecasted or a permanent change to the market capitalization of our Company.

We tested our existing goodwill at January 1, 2002 for realizability and determined that we had no impairment of goodwill and therefore SFAS 142 had no impact to our consolidated financial statements upon adoption (other than the elimination of goodwill amortization discussed above). The impairment test of goodwill will be completed more frequently than annually under certain conditions. For example, a significant adverse change in liquidity or the business environment, unanticipated competition, a significant adverse action by a regulator or a disposal of a significant portion of an operating segment could prompt an impairment test between annual assessments.

Under SFAS 142, we evaluate goodwill impairment at our geographic operating segment level, which is an aggregate of several vertically integrated businesses with similar operational characteristics. A divestiture of any individual asset below the geographic operating segment level could result in a loss. At the time of a divestiture of an individual business within a geographic operating segment, goodwill is allocated to that business and a gain or loss on disposal is derived. Subsequently, the remaining goodwill in the geographic operating segment that the assets were divested from would be re-evaluated for realizability, which could result in an additional loss being recognized.

In the past, we have incurred non-cash losses on sales of assets when we believed that re-deployment of the proceeds from the sale of such assets could improve operations and was economically beneficial. If such decisions are made in the future, we could incur additional non-cash losses on asset sales.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following calculations adjust net income to exclude goodwill amortization expense (in thousands, except per share data):

	For the years ended December 31,

	2002	2001	2000

Reported net income	$215,111	$58,486	$124,387
Add: goodwill amortization, net of tax effect	—	205,061	202,831

Adjusted income	215,111	263,547	327,218
Less: dividends on preferred stock	77,874	73,012	68,452

Adjusted net income available to common shareholders	137,237	190,535	258,766
Discontinued operations	1,833	9,595	19,493

Adjusted net income from continuing operations available to common shareholders	$135,404	$180,940	$239,273

EPS from continuing operations:
Basic as reported	$0.71	$(0.12)	$0.20
Goodwill amortization, net of tax effect	—	1.07	1.07

Basic as adjusted to exclude goodwill amortization	$0.71	$0.95	$1.27

Diluted as reported	$0.70	$(0.12)	$0.19
Goodwill amortization, net of tax effect	—	1.05	1.04

Diluted as adjusted to exclude goodwill amortization	$0.70	$0.93	$1.23

EPS:
Basic as reported	$0.72	$(0.07)	$0.30
Goodwill amortization, net of tax effect	—	1.08	1.07

Basic as adjusted to exclude goodwill amortization	$0.72	$1.01	$1.37

Diluted as reported	$0.71	$(0.07)	$0.29
Goodwill amortization, net of tax effect	—	1.05	1.02

Diluted as adjusted to exclude goodwill amortization	$0.71	$0.98	$1.31

Weighted average common shares outstanding for basic EPS	190,210	189,583	188,814

Weighted average common and common equivalent shares outstanding for diluted EPS	193,508	194,906	249,618

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the activity and balances related to goodwill from December 31, 2001 through December 31, 2002 (in millions):

	Balance as of				Balance as of
	December 31,				December 31,
	2001	Acquisitions	Divestitures	Adjustments(1)	2002

Western Area	$1,423.6	$7.1	$(1.1)	$(8.8)	$1,420.8
Central Area	1,900.2	12.6	(7.9)	(0.1)	1,904.8
Eastern Area	2,449.3	5.1	(1.4)	0.7	2,453.7
Southern Area	2,783.8	1.8	(36.8)	2.4	2,751.2

Total	$8,556.9	$26.6	$(47.2)	$(5.8)	$8,530.5

(1)	Amounts primarily relate to purchase accounting adjustments during the allocation period.

In addition, we have other amortizable intangible assets that consist primarily of the following at December 31, 2002 (in millions):

	Gross		Net
	Carrying	Accumulated	Carrying
	Value	Amortization	Value

Non-compete agreements	$13.0	$(7.8)	$5.2
Other	2.4	(0.5)	1.9

Total	$15.4	$(8.3)	$7.1

Amortization expense for the three years ended December 31, 2002 was $2.5 million, $2.8 million and $1.8 million, respectively. Based upon the amortizable assets recorded in the balance sheet at December 31, 2002, amortization expense for each of the next five years is estimated to be between $0.2 million and $2.6 million.

4.     Investments In Unconsolidated Affiliates

On April 30, 2001, American Ref-Fuel Company LLC, a joint venture of Duke Energy North America and United American Energy Corporation, acquired our 100% ownership interest in the Ref-Fuel Chester, Pennsylvania facility; our 50% interest in the Rochester, Massachusetts facility; and our 51% interest in Ref-Fuel’s marketing company. The ownership structure of four Ref-Fuel facilities located in New York, New Jersey, and Connecticut was modified to give American Ref-Fuel Company LLC operational control of those entities. This transaction allowed us to reduce our debt requirements by approximately $300 million and reduced our letter of credit requirements by $200 million. During the year ended 2001, we reported approximately $23 million in revenues, $3 million in operating income and $14 million of equity earnings from American Ref-Fuel. In 2000, these operations generated approximately $70 million in revenues, $15 million in operating income and $50 million of equity earnings. Dividends received from equity investees were approximately $12.6 million in 2000 and there were no dividends received during 2001.

At December 31, 2001, our equity investment in the four remaining Ref-Fuel facilities was approximately $180 million, which was included in other assets on the Consolidated Balance Sheets. In connection with the modification of the ownership structure, we had an option to exchange our minority interest in the four Ref-Fuel facilities for the 99% interest in our equipment purchasing subsidiaries owned by subsidiaries of American Ref-Fuel Company LLC. At December 31, 2001, the minority interest that represented the outside ownership interests in our equipment purchasing subsidiaries was approximately $180 million, which was included in other long-term obligations on the Consolidated Balance Sheets. We exercised the exchange option and completed the exchange on April 30, 2002. We no longer have any interest in the Ref-Fuel entities and we own 100% of the equipment purchasing subsidiaries.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The assets, liabilities and operations of the equipment purchasing subsidiaries have been and continue to be fully consolidated. The equipment purchasing subsidiaries were established to purchase fixed assets, including vehicles, equipment, containers and compactors, to be used in our operations.

We used the equity method of accounting for investments in unconsolidated subsidiaries over which we exercised significant influence. The Summarized Combined Balance Sheet Data and the Statement of Operations Data presented in the table below indicate amounts related to the following equity investees in which we exercised significant influence through a 50% ownership interest during January through April 2001: American Ref-Fuel Company of Hempstead, American Ref-Fuel Company of Essex, American Ref-Fuel Company of Southeastern Connecticut, and American Ref-Fuel Company of Niagara, LP.

Summarized Combined Balance Sheet Data
(in thousands)

December 31, 2001(1)

Current assets	$115,768
Property and equipment, net of accumulated depreciation	764,496
Other non-current assets	194,002
Current liabilities	114,848
Long-term debt, net of current portion	707,243
Other long-term liabilities	178,246
Retained earnings (deficit)	(13,147)

Summarized Combined Statement of Operations Data
(in thousands)

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2001(1)	2000

Total revenue	$250,023	$363,719
Operating income	116,816	159,113
Net income	59,383	95,118

(1)	These amounts exclude the results of Semass, LP and American Ref-Fuel Company, for which our ownership interest was divested on April 30, 2001.

Differences between the equity in earnings we reported and our proportionate share of the combined earnings of the related investees result principally from differences in the recognition of expenses, goodwill amortization and the elimination of intercompany transactions.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.     Long-term Debt

The effective rate includes our interest cost incurred, the effect of interest rate swap contracts, amortization of deferred debt issuance cost and the amortization or accretion of discounts or premiums.

Long-term debt at December 31, 2002 and 2001 consists of the following (in thousands):

	2002	2001

Revolving credit facility, weighted average rate of 5.97%	$—	$—
Tranche A term loan facility, effective rate of 9.09% and 9.48%, respectively	899,061	1,157,785
Tranche B term loan facility, effective rate of 8.38% and 9.37%, respectively	670,941	864,018
Tranche C term loan facility, effective rate of 9.46% and 9.94%, respectively	805,129	1,036,822
Senior subordinated notes, interest at 10.00%, effective rate of 10.18%, including unamortized premium of $5,578 and $6,425, respectively	2,005,578	2,006,425
Senior notes, interest at 7.88%, effective rate of 8.14%, net of unamortized discount of $1,056 and $1,188, respectively	873,944	873,812
Senior notes, interest at 7.63%, effective rate of 7.99%	600,000	600,000
Senior notes, interest at 7.38%, effective rate of 7.90%, net of unamortized discount of $77 and $150, respectively	224,923	224,850
Senior notes, interest at 8.88%, effective rate of 9.16%	600,000	600,000
Senior notes, interest at 8.50%, effective rate of 8.77%	750,000	750,000
Senior notes, interest at 9.25%, effective rate of 9.45%, including unamortized premium of $2,396	377,396	—
Debentures, interest at 7.40%, effective rate of 10.17%, net of unamortized discount of $74,688 and $76,969, respectively	285,312	283,031
Senior notes, interest at 6.10%, effective rate of 8.35%, net of unamortized discount of $163 and $3,679, respectively	156,526	153,010
Senior notes, interest at 6.38%, effective rate of 9.31%, net of unamortized discount of $15,977 and $19,141, respectively	145,223	142,059
Debentures, interest at 9.25%, effective rate of 9.90%, net of unamortized discount of $4,107 and $4,331, respectively	95,393	95,169
Senior notes, interest at 7.88%, effective rate of 8.97%, net of unamortized discount of $1,376 and $1,999, respectively	68,125	67,502
Solid waste revenue bond obligations, weighted average interest rate of 5.05% and 5.40%, weighted average effective rate of 6.18% and 7.06%, respectively, net of unamortized discount of $4,167 and $4,491, respectively, and principal payable through 2031	307,268	313,831
2001 subsidiaries line of credit, effective rate of 8.72%, secured by equipment	—	65,925
Notes payable to banks, finance companies, and individuals, interest rates of 4.00% to 12.23%, and principal payable through 2010, secured by vehicles, equipment, real estate, accounts receivable or stock of certain subsidiaries	6,731	11,553
Obligations under capital leases of vehicles and equipment, weighted average interest of 9.97%	8,942	11,355
Notes payable to individuals and a commercial company, interest rates of 8.00% to 9.50%, principal payable through 2007, unsecured	1,676	2,486

	8,882,168	9,259,633
Less: Current portion	163,526	22,130

	$8,718,642	$9,237,503

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bank credit facility —

At December 31, 2002, we have a senior secured credit facility (the 1999 Credit Facility) that provides a $1.3 billion revolving credit facility, due July 2005 (the Revolving Credit Facility) and $2.375 billion in funded, amortizing senior secured term loans with varying maturity dates through 2007.

The 1999 Credit Facility bears interest, at (a) an Alternate Base Rate, or (b) a Eurodollar Rate, both terms defined in the 1999 Credit Facility, plus, in either case, an applicable margin and may be used for working capital and other general corporate purposes, acquisitions, and the issuance of letters of credit. Of the $1.3 billion available under the Revolving Credit Facility at December 31, 2002, the entire amount may be used to support the issuance of letters of credit. As of December 31, 2002, approximately $567.2 million was available on the Revolving Credit Facility.

We are required to make prepayments on the 1999 Credit Facility upon completion of certain asset sales and issuances of debt or equity securities. Proceeds from asset sales are to be applied first to reduce borrowings under the Tranche A, B and C term loans on a pro rata basis. Required prepayments are to be made based on a percentage of the net proceeds of any debt incurrence or equity issuance. In addition, we are required to make prepayments on the 1999 Credit Facility based on excess cash flows from operations, as defined.

Senior subordinated notes —

In July 1999, Allied Waste North America, Inc. (Allied NA), a wholly owned consolidated subsidiary of Allied, issued $2.0 billion of senior subordinated notes (the 1999 Notes) that mature in 2009. Interest accrues on the 1999 Notes at an interest rate of 10% per annum, payable semi-annually on May 1 and November 1. We used the proceeds from the 1999 Notes as partial financing of the acquisition of BFI.

Senior notes and debentures —

In November 2002, we issued $375.0 million of 9.25% senior notes due 2012 (the 2002 Senior Notes), in a private placement under Rule 144A of the Securities Act of 1933. The senior notes were issued at a premium of $2.4 million. These senior notes have a no call provision until 2007. Interest is payable semi-annually on March 1 and September 1. We used the net proceeds of $370.6 million from the sale of these notes to ratably repay portions of tranches A, B and C of the term loans under the 1999 Credit Facility prior to maturity. We initiated the registration of these notes with the SEC under the Securities Act of 1933 shortly after the filing of our Form 10-K. Additionally, during 2002, we prepaid approximately $105.0 million of the tranche A, B and C term loan prior to maturity with cash from operations. These prepayments reduced amounts maturing in 2003 by approximately $104 million.

In August 2002, we repaid the 2001 subsidiaries line of credit prior to its maturity in 2006 with cash from operations and borrowings under the Revolving Credit Facility. In connection with this repayment, we paid a prepayment penalty of $3.2 million.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2001, we issued $750 million of 8.50% senior notes, due 2008 and $600 million of 8.875% senior notes, due 2008 (together the 2001 Senior Notes). Interest on the 2001 senior notes is payable semi-annually on June 1 and September 1. In connection with the issuance of the notes, we amended our 1999 Credit Facility to change certain financial covenants to provide us with greater flexibility and to reduce the total revolving line by $200 million, from $1.5 billion to $1.3 billion. This reduction in the revolver was effective as of June 29, 2001.

In connection with the BFI acquisition on July 30, 1999, we assumed all of BFI’s debt securities with the exception of commercial paper that was paid off in connection with the acquisition. BFI’s debt securities were recorded at their fair market values as of the date of the acquisition in accordance with Emerging Issues Task Force Issue 98-1 — Valuation of Debt Assumed in a Purchase Business Combination (EITF 98-1). The effect of revaluing the debt securities resulted in an aggregate discount from the historic face amount of $137.0 million. At December 31, 2002, the remaining unamortized net discount related to the debt securities of BFI was $100.5 million.

The 6.10% senior notes, 6.375% senior notes and 9.25% debentures assumed from BFI are not redeemable prior to maturity and are not subject to any sinking fund. In January 2003, the 6.10% senior notes were repaid upon maturity with cash flow from operations and application of our ending cash balance.

The 7.40% Debentures assumed from BFI are not subject to any sinking fund and may be redeemed as a whole or in part, at our option at any time. The redemption price is equal to the greater of (i) the principal amount of the debentures and (ii) the present value of future principal and interest payments discounted at a rate specified under the terms of the indenture.

In December 1998, Allied NA issued an aggregate of $1.7 billion of senior notes consisting of $225 million 7.375% senior notes due 2004, $600 million 7.625% senior notes due 2006 and $875 million 7.875% senior notes due 2009 (together, the 1998 Senior Notes). Interest accrued on the 1998 Senior Notes is payable semi-annually on January 1 and July 1.

Future maturities of long term debt —

Aggregate future scheduled maturities of long-term debt are as follows (in thousands):

As of December 31,
Maturity	2002

2003	$163,526
2004	603,839
2005	609,420
2006	1,275,967
2007	805,923
Thereafter	5,517,130

Gross Principal	8,975,805
Discount, net	(93,637)

Total Debt	$8,882,168

Future payments under capital leases, the principal amounts of which are included above in future maturities of long-term debt, are as follows at December 31, 2002 (in thousands):

Maturity	Principal	Interest	Total

2003	$2,799	$772	$3,571
2004	2,130	549	2,679
2005	1,001	364	1,365
2006	207	295	502
2007	153	290	443
Thereafter	2,652	2,050	4,702

	$8,942	$4,320	$13,262

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value of debt and interest rate protection agreements —

The fair value of our debt and hedging instruments are subject to change as a result of potential changes in market rates and prices. The table below provides information about our long-term debt and interest rate hedges by aggregate principal or notional amounts and weighted average interest rates for instruments that are sensitive to changes in interest rates. The financial instruments are grouped by market risk exposure category (in thousands, except percentages):

	Balance at	Fair Value at	Balance at	Fair Value at
	December 31,	December 31,	December 31,	December 31,
	2002	2002	2001	2001

Long-Term Debt
Fixed Rate Debt:
Principal amount	$6,410,255	$6,350,156	$6,038,303	$6,038,977
Weighted average interest rate	8.73%		8.71%
Variable Rate Debt:
Principal amount	$2,471,911	$2,441,015	$3,221,330	$3,172,340
Weighted average interest rate(1)	4.14%		4.61%
Interest Rate Swaps(2)
Non-Cancelable:
Notional amount	$2,300,000	$(125,746)	$2,886,822	$(140,693)
Weighted average interest rate	6.06%		6.29%

(1)	Reflects the rate in effect as of December 31, 2002 and 2001 before the effects of swaps and includes all applicable margins. Actual future rates may vary.

(2)	All interest rate swaps enable us to pay a fixed interest rate in exchange for receiving variable interest rates at LIBOR. (See Note 6).

Debt covenants —

We are subject to the following financial covenants under the 1999 Credit Facility, as amended:

From the	Through the	Total
Quarter Ending	Quarter Ending	Debt/EBITDA(1)	EBITDA/Interest(1)

December 31, 2002	December 31, 2002	5.75x	2.00x
March 31, 2003	September 30, 2003	5.50x	2.00x
December 31, 2003	March 31, 2004	5.25x	2.25x
June 30, 2004	September 30, 2004	5.00x	2.25x
December 31, 2004	September 30, 2005	4.50x	2.50x
December 31, 2005	December 31, 2005	4.25x	2.75x

At December 31, 2002, we were in compliance with all financial covenants. At December 31, 2002, Total Debt/EBITDA(1) ratio was 5.01:1 and our EBITDA(1) /Interest ratio was 2.20:1. We are not subject to any minimum net worth covenants.

(1)	EBITDA used for covenants is calculated in accordance with the definition in our credit facility agreement (filed in conjunction with our 2002 Annual Report on Form 10-K, see Exhibit 10.18). In this context, EBITDA is used solely to provide information on the extent to which we are in compliance with debt covenants.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our ability to pay dividends on preferred and common stock is most significantly limited by the 1999 Credit Facility, which specifies that in order to pay cash dividends, the ratio of Total Debt/EBITDA, as defined, must be less than 4:1. At December 31, 2002, that ratio was 5.01:1, precluding the payment of cash dividends. Currently, dividends on our Series A Senior Convertible Preferred Stock are not being paid in cash and instead are being accrued to the liquidation preference. Shares of preferred stock are entitled to cumulative quarterly dividends in an amount equal to 6.5% per annum. Beginning July 30, 2004, the dividend rate on the Series A Senior Convertible Preferred Stock increases to 12% per annum for any dividends that are not paid in cash. There are circumstances under which we would not be required to accrue dividends at the rate of 12% rate. As long as we have a Total Debt/EBITDA ratio of less than 4:1, under the current 1999 Credit Facility, we would be able to pay cash dividends at the 6.5% rate. (See Note 20.)

The 1998 Senior Notes, the 1999 Notes, the 2001 Senior Notes and the 2002 Senior Notes contain certain financial covenants and restrictions, which may, in certain circumstances, limit our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. At December 31, 2002, we were in compliance with all applicable covenants.

Guarantees —

Substantially all of our subsidiaries are jointly and severally liable for the obligations under the 1998 Senior Notes, the 1999 Notes, the 2001 Senior Notes, the 2002 Senior Notes, and the 1999 Credit Facility through unconditional guarantees issued by current and future subsidiaries. At December 31, 2002, the maximum potential amount of future payments under the guarantees is the outstanding amount of the debt identified above and the amount for letters of credit issued under the credit facility. In accordance with FIN 45, the guarantees are not recorded in our consolidated financial statements as they represent parent-subsidiary guarantees. We do not guarantee any third party debt.

Collateral —

The 1999 Credit Facility is secured by substantially all the personal property and a pledge of the stock of substantially all of our present and future subsidiaries. The 2002 Senior Notes, 2001 Senior Notes, 1998 Senior Notes and certain of the debt assumed in connection with the acquisition of BFI are secured by a pledge of the stock of substantially all of BFI and certain other Allied subsidiaries and a security of interest in the assets of BFI, its domestic subsidiaries and certain other Allied subsidiaries. Following is a summary of the balance sheets for BFI and the other Allied subsidiaries that serve as collateral as of December 31, 2002 (in thousands):

		Other Allied
Condensed Balance Sheet:	BFI	Collateral	Combined

Current assets	$230,893	$242,389	$473,282
Property and equipment, net	928,340	635,855	1,564,195
Goodwill, net	3,745,304	2,926,876	6,672,180
Other assets, net	147,626	7,664	155,290
Due from parent	2,423,692	(2,451,688)	(27,996)

Total assets	$7,475,855	$1,361,096	$8,836,951

Current liabilities	$694,571	$198,726	$893,297
Long-term debt, less current portion	6,944,193	1,627	6,945,820
Other long-term obligations	972,129	13,113	985,242
Total stockholder’s equity	(1,135,038)	1,147,630	12,592

Total liabilities and stockholder’s liabilities	$7,475,855	$1,361,096	$8,836,951

All transactions between BFI and the Other Allied collateral have been eliminated.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.     Derivative Instruments and Hedging Activities

Our risk management policy requires 75% of our total debt to be fixed, either directly or effectively through interest rate swap contracts. At December 31, 2002, approximately 98% of our debt was fixed, 72% directly, and 26% through interest rate swap contracts. Our interest rate swap portfolio continues to fix 98% of our variable rate interest payment obligation, protecting us from cash flow variations arising from changes in short term interest rates. Given our capital structure, we believe it is prudent to minimize interest expense volatility. At December 31, 2002, the notional value of our interest rate swap contracts was $2.3 billion with a weighted average of 15 months to maturity. These contracts expire as follows: $650 million during 2003, $1.4 billion during 2004, and $250 million during 2005.

Consistent with our risk management policy, we enter into floating-rate to fixed-rate swap agreements for the purpose of hedging variability of interest expense and interest payments on our long-term variable rate bank debt. Our strategy is to use floating to fixed interest rate swap agreements when such transactions will serve to reduce our aggregate exposure. We enter into these contracts solely for the purpose of reducing variable interest rate risk; positions are not taken for trading purposes. Our risk management policy requires that we evaluate the credit of our counterparties and that we monitor counterparty exposure. At December 31, 2002, counterparties for 91% of our interest rate swap portfolio were rated Aa3. The counterparty for the remaining 9% is rated A1.

At December 31, 2002, a liability of $125.7 million is included in the Consolidated Balance Sheets in other long-term obligations reflecting the fair market value of our entire interest rate swap portfolio on that date. The liability will fluctuate with market interest rates but will reduce to zero over the terms of each of our interest rate swap contracts. Approximately $10.1 million of the liability at December 31, 2002 relates to contracts maturing within 12 months. Fair value variations over the life of the interest rate swap contracts arise from changes in forecasted interest rates and the time value of money.

On December 31, 2001, we de-designated $1.5 billion of notional amount interest rate swap contracts due to the possibility that future interest rate payments on the underlying variable rate debt may cease prior to the expiration of the related interest rate swap contracts. There were no de-designated interest rate swap contracts prior to December 31, 2001. No additional interest rate swap contracts were de-designated during 2002.

Designated interest rate swap contracts —

Our designated cash flow interest rate swap contracts are effective as hedges of our variable rate debt. The notional amounts, indices, repricing dates, and all other significant terms of the swap agreements are matched to the provisions and terms of the variable rate debt being hedged achieving 100% effectiveness. If significant terms do not match we will assess any ineffectiveness and any ineffectiveness is immediately recorded in interest expense in our statement of operations.

Changes in fair value of our interest rate swap contracts are reflected in Accumulated Other Comprehensive Income (AOCI). At December 31, 2002, approximately $63.4 million ($38.3 million, net of tax) is included in AOCI.

Expense or income related to swap settlements are recorded in interest expense for the related variable rate debt over the term of the agreements.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

De-designated interest rate swap contracts —

Settlement payments and periodic changes in market values of our de-designated interest rate swap contracts are recorded as a gain or loss on derivative contracts included in interest expense and other in our statement of operations. We recorded $2.4 million of net gain related to changes in market values and $59.6 million of settlement costs during the year ended December 31, 2002.

When interest rate swap hedging relationships are de-designated or terminated, any accumulated gains or losses in AOCI at the time of de-designation are isolated and amortized over the remaining original hedged interest payment. For contracts de-designated, the total amount of loss in AOCI at December 31, 2001 was approximately $65.2 million ($39.5 million, net of tax), and $29.8 million ($18.1 million, net of tax) remains in AOCI at December 31, 2002. For the year ended December 31, 2002, we recorded $35.4 million of amortization expense related to the accumulated losses in AOCI for interest rate swap contracts that were de-designated at December 31, 2001. In 2003, we expect to record approximately $23.1 million of amortization expense related to the accumulated losses in AOCI for the de-designated swap contracts. The amortization expense is recorded in interest expense.

7.     Comprehensive Income (Loss)

The components of the ending balances of accumulated other comprehensive loss, as reflected in stockholders’ equity are shown as follows (in thousands):

	December 31,	December 31,
	2002	2001

Minimum pension liability adjustment, net of taxes of $49,840	$(74,760)	$—
Interest rate swap contracts designated, unrealized loss, net of taxes of $25,065	(38,322)	(45,668)
Interest rate swap contracts de-designated, unrealized loss, net of taxes of $11,686	(18,124)	(39,452)

Accumulated other comprehensive loss	$(131,206)	$(85,120)

8.     Landfill Accounting

The following discussion of landfill accounting pertains to our 2002 accounting practices. Effective January 1, 2003, we adopted SFAS 143 which will require changes to certain elements of these practices. Refer to Note 1 and 20 for a discussion on the impact of the adoption of SFAS 143 on our landfill accounting.

We have a network of 168 owned or operated active landfills with a net book value of approximately $1.9 billion at December 31, 2002. The landfills have operating lives ranging from 1 to over 150 years based on available capacity using current annual volumes. The average life of our landfills approximates 38 years.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We use a life-cycle accounting method for landfills and the related closure and post-closure liabilities. This method applies the costs associated with acquiring, developing, closing and monitoring the landfills over the associated landfill capacity and associated consumption. On an annual basis, we update the development cost estimates (which include the costs to develop the site as well as the individual cell construction costs), closure and post-closure cost estimates and future capacity estimates (sometimes referred to as airspace) for each landfill. The cost estimates are prepared by our local management and third-party engineers based on the applicable local, state and federal regulations and site specific permit requirements. Future capacity estimates are updated using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. These cost and capacity estimates are reviewed and approved by senior operations management annually.

Landfill assets —

We use the units of production method for purposes of calculating the amortization rate at each landfill. This methodology divides the costs associated with acquiring, permitting and developing the entire landfill by the total remaining disposal capacity of that landfill. The resulting per unit amortization rate is applied to each unit disposed at the landfill and is recorded as expense for that period. We expensed approximately $164.1 million and $149.2 million or an average of $2.26 per ton and $2.10 per ton consumed, related to landfill amortization during the years ended December 31, 2002 and 2001, respectively. The following is a rollforward of our investment in our landfill assets excluding land held for permitting as landfills (in thousands):

	Net Book Value
Net Book	of Landfills				Net Book Value
Value at	Acquired During	Landfill			at
December 31,	2002, net of	Development	Landfill		December 31,
2001	Divestitures	Costs	Amortization	Other(1)	2002

$1,774,529	16,084	227,951	(164,114)	19,570	$1,874,020

(1)	Relates primarily to amounts transferred between land held for permitting as landfills and landfill resulting from classifying additional disposal capacity as probable expansion during 2002.

Costs associated with developing the landfill include direct costs such as excavation, liners, leachate collection systems, engineering and legal fees, and capitalized interest. Estimated total future development costs for our 168 active landfills is approximately $3.7 billion, excluding capitalized interest, and we expect that this amount will be spent over the remaining operating lives of the landfills. We have available disposal capacity of approximately 2.5 billion tons, as of December 31, 2002. We classify this total disposal capacity as either permitted (having received the final permit from the governing authorities) or probable expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is highly probable. Our internal requirements to classify disposal capacity as probable expansion are as follows:

1.	We have control of and access to the land where the expansion permit is being sought.

2.	All geologic and other technical siting criteria for a landfill have been met, or a variance from such requirements has been received (or can reasonably be expected to be achieved).

3.	The political process has been assessed and there are no identified impediments that cannot be resolved.

4.	We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.

5.	Senior operations management approval has been obtained.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon successfully meeting the preceding criteria, the costs associated with developing, constructing, closing and monitoring the total additional future disposal capacity are considered in the life-cycle cost of the landfill and reflected in the calculation of the amortization and closure and post-closure rates. At December 31, 2002, we had 1.9 billion tons of permitted disposal capacity, and at 35 of our landfills, 580.1 million tons of probable expansion disposal capacity.

The following table reflects disposal capacity activity for active landfills we owned or operated for the twelve months ended December 31, 2002 (disposal capacity in millions of tons):

			Probable			Total
	Permitted	Number	Expansion	Number	Total	Number
	Disposal	Of	Disposal	of	Disposal	of
	Capacity	Landfills	Capacity	Landfills	Capacity	Landfills

Balance as of December 31, 2001	1,921.0	167	618.8	41	2,539.8	167
Acquisitions, divestitures and closures	10.5	1	—	—	10.5	1
Additions to probable expansion disposal capacity	—	—	21.1	1	21.1	—
Additions to permitted disposal capacity	74.6	—	(57.1)	(7)	17.5
Disposal capacity consumed	(72.5)	—	—	—	(72.5)	—
Changes in engineering estimates	(7.3)	—	(2.7)	—	(10.0)	—

Balance as of December 31, 2002	1,926.3	168	580.1	35	2,506.4	168

We, together with our engineering and legal consultants, continually monitor the progress of obtaining local, state and federal approval for each of its expansion permits. If it is determined that the expansion no longer meets our criteria, the disposal capacity is removed from our total available disposal capacity; the costs to develop that disposal capacity and the associated closure and post-closure costs are removed from the landfill amortization base, and rates are adjusted prospectively. In addition, any value assigned to probable expansion capacity would be written-off to expense during the period in which it is determined that the criteria are no longer met.

The following table reflects the estimated operating lives of our landfill assets based on available disposal capacity using current annual volumes:

	At December 31, 2002		At December 31, 2001

	Number of Sites	Percent of Total	Number of Sites	Percent of Total

0 to 5 years	28	16%	27	16%
5 to 10 years	18	11%	22	13%
10 to 20 years	30	18%	21	13%
20 to 40 years	42	25%	46	28%
40+ years	50	30%	51	30%

Total	168	100%	167	100%

Closure and post-closure —

In addition to our portfolio of 168 active landfills, we own or have responsibility for 110 closed landfills no longer accepting waste. As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. Generally, closure requirements include the application of compacted clay, geosynthetic liners and vegetative soil barriers in addition to the construction of drainage channels and methane gas collection systems among other closure activities.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which may extend for 30 years. Post-closure requirements generally include maintenance of the site and monitoring the methane gas collection systems and groundwater systems, among other post-closure activities. Estimated costs for such closure and post-closure as required under Subtitle D regulations are compiled and updated annually for each landfill by local and regional company engineers. In addition, on an annual basis, senior management performs a review of the overall cost estimates. The following table is a summary of the closure and post-closure costs (in thousands):

	December 31,	December 31,
	2002	2001

Discounted Closure and Post-Closure Liability Recorded(1) :
Current Portion	$78,717	$93,218
Non-Current Portion	516,086	516,281

Total	$594,803	$609,499
Estimated Remaining Closure and Post-Closure Costs to be Expended (1):
2003	$78,717
2004	64,854
2005	63,128
2006	77,471
2007	67,236
Thereafter	2,633,469

Remaining Undiscounted Closure and Post-Closure Costs to be Expended	$2,984,875

Total remaining Discounted Closure and Post-Closure Costs to be Expended(2)	$1,019,333

(1)	These amounts consider the effect of the adoption of SFAS 143 as of January 1, 2003 and the reflected change in classification of methane gas collection system installation from a closure cost to landfill development cost.

(2)	The future estimated closure and post-closure costs are discounted at a credit-adjusted risk-free rate of 9.0%, per annum, based on the timing of the amounts to be expended.

Our periodic closure and post-closure expense has two components. The first component is the site specific per unit closure and post-closure expense. The per unit rate is derived by dividing the estimated total remaining discounted closure and post-closure costs by the remaining disposal capacity at each landfill (consistent with the disposal capacity used to calculate landfill amortization rates). We use the resulting site specific rates to record expense during a given period based upon the consumption of disposal capacity during that period.

The second component is the accretion expense necessary to increase the accrued closure and post-closure reserve balance to its future, or undiscounted, value. To accomplish this, we accrete our closure and post-closure accrual balance using the long-term risk-free capital rate and charge this accretion as an operating expense in that period.

We charged approximately $70.8 million and $67.2 million, or an average of $0.98 per ton and $0.95 per ton consumed, related to per unit closure and post-closure expense and periodic accretion during the years ended December 31, 2002 and 2001, respectively. Changes in estimates of costs or disposal capacity are treated on a prospective basis for operating landfills and are recorded immediately for closed landfills.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental costs —

We engage independent environmental consulting firms to assist us in conducting environmental assessments of existing landfills or other properties, and in connection with companies acquired from third parties.

The ultimate amounts for environmental liabilities cannot be precisely determined and estimates of such liabilities made by us, after consultation with our independent environmental engineers and legal counsel, require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Where we have concluded that our estimated share of potential liabilities is probable, a provision has been made in the consolidated financial statements.

Since the ultimate outcome of these matters may differ from the estimates used in our assessment to date, the recorded liabilities are periodically evaluated, as additional information becomes available to ascertain whether the accrued liabilities are adequate. We have determined that the recorded undiscounted liability for environmental matters as of December 31, 2002 and 2001 of approximately $365.1 million and $395.4 million, respectively, represents the most probable outcome of these contingent matters. We do not reduce our estimated obligations for proceeds from other potentially responsible parties or insurance companies. If receipt is probable, proceeds are recorded as an offset to environmental expense in operating income. There were no significant recovery receivables outstanding as of December 31, 2002 or 2001. We do not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on our consolidated liquidity, financial position or results of operations. However, we believe that it is reasonably possible the ultimate outcome of environmental matters, excluding closure and post-closure could result in approximately $20 million of additional liability.

The following table shows the activity and balances related to environmental accruals and for closure and post-closure accruals related to open and closed landfills from December 31, 1999 through December 31, 2002 (in thousands):

	Balance at	Charges to	Other		Balance at
	12/31/99	Expense	Charges(1)	Payments	12/31/00

Environmental accruals	$478,194	$3,331	$(9,436)	$(39,636)	$432,453
Open landfills closure and post-closure accruals	313,800	47,134	(17,727)	(18,925)	324,282
Closed landfills closure and post-closure accruals	203,548	14,593	98,827	(39,897)	277,071

Total	$995,542	$65,058	$71,664	$(98,458)	$1,033,806

	Balance at	Charges to	Other		Balance at
	12/31/00	Expense	Charges(1)	Payments	12/31/01

Environmental accruals	$432,453	$—	$(641)	$(36,420)	$395,392
Open landfills closure and post-closure accruals	324,282	51,136	(3,357)	(28,322)	343,739
Closed landfills closure and post-closure accruals	277,071	16,066	3,511	(30,888)	265,760

Total	$1,033,806	$67,202	$(487)	$(95,630)	$1,004,891

	Balance at	Charges to	Other		Balance at
	12/31/01	Expense	Charges(1)	Payments	12/31/02

Environmental accruals	$395,392	$—	$(2,501)	$(27,777)	$365,114
Open landfills closure and post-closure accruals	343,739	55,026	(14,987)	(46,944)	336,834
Closed landfills closure and post-closure accruals	265,760	15,760	6,686	(30,231)	257,975

Total	$1,004,891	$70,786	$(10,802)	$(104,952)	$959,923

(1)	Amounts consist primarily of liabilities related to acquired and divested companies and changes to estimates of costs for closed landfill liabilities.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.     Employee Benefit Plans

Defined Benefit Pension Plans -

As of December 31, 2002, we have one defined benefit retirement plan as a result of the BFI acquisition. This plan covers certain BFI employees in the United States, including some employees subject to collective bargaining agreements.

During 2002, the BFI Retirement Plan (BFI Pension Plan) and the Pension Plan of San Mateo County Scavenger Company and Affiliated Divisions of Browning-Ferris Industries of California, Inc. (San Mateo Pension Plan) were merged into one plan. However, benefits continue to be determined under each of the two separate benefit structures. The BFI Pension Plan was amended on July 30, 1999 to freeze future credited service, but interest credits continue to accrue. Certain participants continue to receive 2% annual service credits in addition to interest credits through the duration of the current collective bargaining agreements. The benefits not frozen under this plan are based on years of service and the employee’s compensation.

The San Mateo Pension Plan covers substantially all employees of this location. Benefits are based on the employee’s years of service and compensation using the average of earnings over the highest five consecutive calendar years out of the last fifteen years of service.

Our general funding policy for each pension plan is to make annual contributions to the plan as determined to be required by the plan’s actuary. No contributions were required during 2002, 2001, or 2000. No contributions are anticipated for 2003. The plan paid approximately $13 million, $15 million and $20 million in benefits during December 31, 2002, 2001 and 2000, respectively.

At our measurement date of September 30, 2002, the accumulated benefit obligation exceeded the market value of the underlying pension assets due to an overall decline in the fair value of the assets and an increase in our discount rate assumption. As a result, we were required under SFAS 87 to record an accrued benefit liability of $16.5 million. This non-cash adjustment resulted in an after tax charge to Other Comprehensive Income of $74.8 million, reflected as a reduction to shareholders’ equity. This adjustment did not impact net income.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An actuarial valuation report was prepared as of September 30, 2002 and 2001 and used, as permitted by SFAS 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits (SFAS 132), for disclosures included in the tables below (in thousands, except percentages):

The following table provides a reconciliation of the changes in the plans’ benefit obligations and the fair value of plan assets for the 12 month period ended September 30, 2002 and 2001, and a statement of the funded status for both periods then ended.

	2002	2001

Benefit obligation at beginning of period	$269,589	$236,973
Service cost	938	771
Interest cost	19,289	17,697
Amendment costs	153	—
Actuarial loss	22,262	29,573
Benefits paid	(13,048)	(15,425)

Benefit obligation at end of period	$299,183	$269,589

Fair value of plan assets at beginning of period	$305,424	$354,207
Actual return on plan assets	(14,733)	(33,358)
Benefits paid	(13,048)	(15,425)

Fair value of plan assets at end of period	$277,643	$305,424

Funded Status	$(21,540)	$35,835
Unrecognized net actuarial loss	129,630	64,225
Unrecognized prior service cost	144	—

Prepaid pension asset	$108,234	$100,060

The following table provides the amounts recognized in the consolidated balance sheets as of December 31:

	2002	2001

Prepaid pension asset	$108,234	$100,060
Accrued benefit liability	(124,743)	—

Net pension liability (1)	(16,509)	—
Intangible assets	144	—
Accumulated other comprehensive loss before tax benefit	124,599	—

Net amount recognized	$108,234	$100,060

(1)	Amount is recorded in other long term obligations
The following table provides the components of net periodic benefit cost for the years ended December 31:

	2002	2001	2000

Service cost	$938	$771	$1,094
Interest cost	19,289	17,697	17,965
Expected return on plan assets	(30,391)	(35,422)	(34,630)
Recognized net actuarial (gain) loss	1,980	(205)	(1,398)
Amortization of prior service cost	9	—	—

Net periodic benefit cost	$(8,175)	$(17,159)	$(16,969)

The assumptions used in the measurement of our benefit obligations are shown in the following table (weighted average assumptions as of September 30):

	2002	2001	2000

Discount rate	6.75%	7.25%	7.75%
Expected return on plan assets	9.50%	9.75%	10.25%
Average rate of compensation increase	4.00%	4.00%	4.00%

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

401k Plan -

We sponsor the Allied Waste Industries, Inc. 401(k) Plan (401(k) Plan) a defined contribution plan, which is available to all eligible employees except those represented under collective bargaining agreements. Eligible employees may contribute up to 25% of their annual compensation on a pre-tax basis. Participant’s contributions are subject to certain restrictions as set forth in the Internal Revenue Code. We match in cash 50% of employee contributions, up to the first 5% of the employee’s compensation which is deferred. Participant’s contributions vest immediately, and the employer contributions vest in increments of 20% based upon years of service. Our matching contributions totaled $9.4 million, $9.5 million, and $7.2 million for fiscal years 2002, 2001, and 2000, respectively.

Effective July 30, 1999, in connection with the acquisition of BFI, we assumed sponsorship of the BFI Employee Stock Ownership and Savings Plan (BFI 401(k)). Our Board of Directors approved the merger of the BFI 401(k) plan into the Allied 401(k) plan effective January 1, 2001.

10.     Redeemable Preferred Stock

In connection with the BFI acquisition, our Board of Directors adopted a resolution creating a series of one million shares of preferred stock having a par value of $0.10 per share. These shares were designated as Series A Senior Convertible Preferred Stock (Preferred Stock) and are entitled to vote on, among other things, all matters on which the holders of common stock are entitled to vote. Each share of Preferred Stock has the number of votes equal to the number of shares of common stock then issuable upon conversion. Shareholders of Preferred Stock will be entitled to cumulative quarterly dividends in an amount equal to the greater of (i) the Preferred Stock share of common stock dividends paid based on the number of shares of common stock then issuable upon conversion or (ii) the stated rate of 6.5% per annum of the sum of the liquidation preference plus accrued but unpaid dividends for prior quarters. We are restricted from the payment under our 1999 Credit Facility. Beginning July 30, 2004, the stated dividend rate on the Preferred Stock increases to 12% per annum for any dividends that are not paid in cash. There are circumstances under which we would not be required to accrue dividends at the 12% rate. As long as we have a Total Debt/EBITDA ratio of less than 4:1, under the current 1999 Credit Facility, we would be able to pay cash dividends at the 6.5% rate. EBITDA, used for this calculation, is defined in the 1999 Credit Facility and is based on twelve months trailing amount. At December 31, 2002, that ratio was 5:01:1, prohibiting the payment of dividends. If dividends are not paid in cash, the liquidation preference of the Preferred Stock increases by any accrued and unpaid dividends.

The Preferred Stock has a redemption price of its then liquidation preference per share, together with any accrued and unpaid dividends. Redemption of the Preferred Stock is at our option in whole, but not in part, at any time on or after July 30, 2004. We currently have the right to redeem the Preferred Stock in whole, but not in part, at the redemption price only if the then current market price of our common stock exceeds $27 per share.

The preferred shareholders, who are represented by members of the board and are also holders of common stock, have the right to convert each share of Preferred Stock into the number of shares of common stock obtained by dividing the redemption price plus any accrued and unpaid dividends on the conversion date by the conversion price of $18 per share, subject to customary anti-dilution adjustments. At December 31, 2002, we have reserved 69,284,794 shares of unissued common stock which represents the number of shares that would be required if the Preferred Stock was converted at December 31, 2002. Upon a change in control, we are required to make an offer to purchase for cash all shares of Preferred Stock at 101% of liquidation preference plus accrued but unpaid dividends.

From its issuance through December 31, 2002, approximately $246.9 million or $247 per share has been added to the liquidation preference of the preferred stock for accrued but unpaid dividends (See Note 20).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.     Stockholders’ Equity

We had 300 million shares of Allied common stock authorized at December 31, 2002. The par value of these shares are $0.01. An increase in the number of authorized shares of Allied from 300 million to 525 million shares was approved by the stockholders in January 2003.

The following table shows the activity and balances related to our common stock, net of 603 treasury shares in 2002, 2001 and 2000 for the year ended December 31, (in thousands):

	2002	2001	2000

Balance at beginning of year	196,236	196,109	188,519
Common stock issued, net	(359)	(558)	7,251
Stock options, net	338	685	339

Balance at end of year	196,215	196,236	196,109

Warrants to purchase common stock —

Warrants to purchase common shares at December 31, 2002 and 2001 are summarized as follows:

	2002	2001

Number of shares	347,827	347,827
Purchase price per share	$4.60	$4.60
Expiration dates	2003	2003

12.     Stock Plans

Option plans —

The 1991 Incentive Stock Plan (1991 Plan), the 1993 Incentive Stock Plan (1993 Plan) and the 1994 Incentive Stock Plan (1994 Plan, collectively the Plans) provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock and stock bonuses. The 1991 Plan limits the maximum number of shares that may be granted to not more than 10.5% of the number of fully diluted shares of common stock on the date of grant of an award. The 1991 plan also limits awards in the form of restricted stock, stock bonuses, performance awards and phantom stock to not more than 25% of the aggregate shares available to be awarded or granted under the plan and limits the maximum number of options granted to any employee under the 1991 Plan to 500,000 per year. An additional maximum number of shares of 500,000 and 2,000,000 common shares may be granted under the 1993 Plan and the 1994 Plan, respectively. After taking into account previously granted awards, awards covering approximately 7,584,924 shares of common stock were available under the Plans after the amendment. The Compensation Committee of the Board of Directors (the Compensation Committee) generally determines the exercise price, term and other conditions applicable to each option granted. Options granted under the Plans typically vest over 3 years and expire ten years from the grant date.

The 1994 Amended and Restated Non-Employee Director Stock Option Plan provides for the grant of non-qualified options to each non-employee member of the Board of Directors at a price equal to the fair market value of a common share on the date of grant. The maximum number of shares, which may be granted under the plan, is 1,150,000 common shares. All options granted under the plan to non-employee directors are fully vested and exercisable on the date of grant and expire ten years from the grant date.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of our stock option plans at December 31, 2002, 2001 and 2000 and for the years then ended is presented in the table and narrative below:

	Years Ended December 31,

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Options outstanding, beginning of year	16,720,682	$12.77	15,451,642	$12.82	15,415,129	$13.37
Options granted	4,559,750	10.50	2,401,250	13.41	2,203,800	11.65
Options exercised	(337,582)	8.40	(690,969)	9.52	(375,927)	5.90
Options forfeited or expired	(1,182,792)	14.88	(441,241)	14.45	(1,791,360)	17.57

Options outstanding, end of year	19,760,058	12.20	16,720,682	12.77	15,451,642	12.82

Options exercisable, end of year	12,243,724	14.17	10,031,008	14.57	7,832,176	14.44

The weighted average fair value of options granted were $5.55, $7.43, and $6.24 for the three years ended December 31, 2002. We account for our stock-based compensation plans under APB 25, under which no compensation expense has been recognized, as all options have been granted with an exercise price equal to the fair value of our common stock upon the date of grant.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize information about stock options outstanding at December 31, 2002, which are fully vested, partially vested and non-vested:

Fully Vested:

Options Outstanding and Exercisable

		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$4.27-$ 8.38	2,162,737	4 years	$5.74
$9.50-$12.25	3,001,845	5 years	$9.89
$12.92-$21.97	1,757,444	6 years	$19.76
$22.84-$27.27	130,349	6 years	$26.25

Partially Vested:

Options Outstanding

		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$6.06-$ 9.63	362,766	8 years	$8.64
$12.92-$15.00	7,199,667	8 years	$13.39
$16.37-$21.06	647,000	6 years	$20.71

Options Exercisable

		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$6.06-$ 9.63	204,265	8 years	$8.57
$12.92-$15.00	4,493,751	7 years	$13.45
$16.37-$21.06	493,333	6 years	$20.91

Non Vested:

Options Outstanding

		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$10.32-$11.00	4,022,250	10 years	$10.33
$11.57-$13.55	476,000	10 years	$12.29

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stockholder rights plan —

During May 2000, our Board of Directors adopted a Stockholder Rights Plan (the Plan). The Plan provides for the distribution of one preferred stock purchase right on each share of our common stock and approximately 65 rights on each share of our Preferred Stock. Initially, the rights will trade with the common stock and Preferred Stock and will not be represented by separate certificates. The rights represent the right to purchase one ten-thousandth of a share of a newly created series of our junior preferred stock at an exercise price of $85, but will not be exercisable until certain events occur.

The rights will be exercisable only if a person or group acquires 15% or more of our voting stock or announces a tender offer which, if consummated, would result in such an acquisition. Following an acquisition of 15% or more of our voting stock, each right will entitle its holder, at the right’s then current exercise price, to purchase a fractional number of junior preferred shares having a market value of twice the exercise price.

In addition, if we are acquired in a merger or other business combination transaction after a person has acquired 15% or more of our voting stock, each right will entitle its holder to purchase, at the right’s then current exercise price, a number of the acquiring company’s common shares having a market value of twice such price.

Prior to the acquisition by a person or group of 15% or more of our voting stock, the rights are redeemable at the option of the Board of Directors.

The stock ownership of the holders of our Preferred Stock and related parties will not cause the rights to become exercisable or otherwise be treated as the acquisition of 15% or more of our voting power for purposes of the rights plan. The rights expire in 2010. (See Note 20)

Restricted stock plan —

Under the terms of the Allied Waste Industries, Inc. Amended and Restated 1991 Incentive Stock Plan, the Compensation Committee may award restricted stock to certain individuals. Restricted stock is common shares of Allied that cannot be sold or transferred and that remain subject to being forfeited until the individual becomes “vested”. The Committee has awarded restricted stock to certain individuals pursuant to a Performance-Accelerated Restricted Stock Agreement (“PARSAP”) and may make similar awards in the future. In 2002, the PARSAP agreements were amended to change the schedule by which an individual’s shares are vested. Under the terms of the PARSAP, an individual becomes partially vested after 6 years (20% at year 6 and 20% each year thereafter until fully vested at year 10), but may become partially or fully vested sooner if certain performance goals are met or if certain events happen. Generally, if the individual terminates employment prior to vesting, the unvested shares are forfeited. The effective date of this amendment is January 1, 2002. Compensation expense for a cumulative catch-up of $2.4 million was recorded as a result of the change in the vesting schedule.

Under the terms of the PARSAP, an individual may become vested sooner if certain performance goals are met. The performance goals are based on a targeted implied equity value per share being met. Targets are set for three, four, and five years after the date the restricted stock is awarded with provisions for accelerated vesting for up to 100% of the shares of restricted stock by the fifth year if the targets are met.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Vesting also may be accelerated if certain events occur. If an individual’s employment is terminated due to disability or death, any unvested shares of restricted stock become fully vested at that time. If the individual’s employment is terminated after December 31, 2004, either by the company without cause or due to retirement, a portion of unvested shares may become fully vested. The portion is determined with reference to the number of months worked since the date of grant and the total number of months in the original 10 year vesting period.

Vesting also may be accelerated in the case of a change in control. Vesting will be accelerated under circumstances whereby a change in control occurs in combination with certain set market prices per share of stock.

During 2000, the Compensation Committee approved grants of approximately 7.0 million shares of restricted stock to approximately 60 key management employees under this plan. The weighted average grant-date fair value of shares granted during 2000 was $6.05 per share. At December 31, 2002, 1.2 million shares, with a grant-date fair value of $5.88 have been forfeited. None of the shares are vested at December 31, 2002. At December 31, 2002 we have $24.2 million of deferred compensation related to this plan.

13.     Net Income Per Common Share

Net income per common share is calculated by dividing net income, less dividend requirements on preferred stock, by the weighted average number of common shares and common share equivalents outstanding during each period. The computation of basic earnings per share and diluted earnings per share is as follows (in thousands, except per share data):

	For the Years Ended December 31,

	2002	2001	2000

Basic earnings per share computation:
Income from continuing operations	$213,278	$48,891	$104,894
Less: dividends on preferred stock	77,874	73,012	68,452

Income (loss) from continuing operations available to common shareholders	$135,404	$(24,121)	$36,442

Weighted average common shares outstanding	190,210	189,583	188,814

Basic earnings (loss) per share from continuing operations	$0.71	$(0.12)	$0.20

Diluted earnings per share computation:
Income from continuing operations	$213,278	$48,891	$104,894
Less: dividends on preferred stock	77,874	73,012	68,452

Income (loss) from continuing operations available to common shareholders	$135,404	$(24,121)	$36,442

Weighted average common shares outstanding	190,210	189,583	188,814
Dilutive effect of stock, stock options, warrants and contingently issuable shares	3,298	5,323	2,308

Weighted average common and common equivalent shares outstanding	193,508	194,906	191,122

Diluted earnings (loss) per share from continuing operations	$0.70	$(0.12)	$0.19

Conversion has not been assumed for the Preferred Stock into 66,547, 62,392 and 58,496 common shares and stock options of 14,560, 2,767 and 2,683 in 2002, 2001 and 2000, respectively as the effects would not be dilutive.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.     Income Taxes

We account for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on the differences in financial reporting and income tax basis of assets, other than non-deductible goodwill, and liabilities. The differences are measured using the income tax rate in effect during the year of measurement.

The acquisition of BFI in 1999, which was accounted for as a purchase business combination, resulted in approximately $6.8 billion of goodwill, $6.5 billion of which is not amortizable for income tax purposes. The impact of the non-deductible amortization is reflected in the reconciliation of the federal statutory tax rate to the effective tax rate.

As of December 31, 2002, approximately $93 million of capital loss carryforward, with an estimated tax effect of $37 million, remains unused that will expire if not used by the end of 2003. We have established a full valuation allowance for the possibility that the capital loss carryforward may not be used. We also have federal net operating losses of $139 million, with an estimated tax effect of $49 million, available at December 31, 2002. If unused, material portions of these losses will begin to expire in 2018. Additionally, we have state net operating loss carryforwards available at December 31, 2002 that we expect will generate future tax savings of approximately $102 million. The state net operating losses will expire at various times between 2003 and 2019 if not used. We have established a valuation allowance of $80 million for the possibility that some of these state carryforwards may not be used. In addition to the net operating loss carryforwards, we have federal minimum tax credit carryforwards of approximately $8 million as of December 31, 2002, which are not subject to expiration. The total valuation allowance at December 31, 2002, 2001 and 2000 was $117.3 million, $144.8 million and $84.6 million, respectively. The change in the valuation allowance between years is attributable to adjustments made related to acquired companies.

The balance sheet classification and amount of the tax accounts established relating to acquisitions are based on certain assumptions that could possibly change based on the ultimate outcome of certain tax matters. As these tax accounts were established in purchase accounting, any future changes relating to these amounts will result in balance sheet reclassifications, which may include an adjustment to the goodwill. The valuation allowance at December 31, 2002 includes approximately $51 million related to the BFI acquisition, the subsequent reduction of which would result in an adjustment to goodwill.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the income tax provision consist of the following (in thousands):

	Year Ended December 31,

	2002	2001	2000

Current tax provision	$(142)	$21,301	$44,486
Deferred provision	175,795	152,185	171,677

Total	$175,653	$173,486	$216,163

The reconciliation of the federal statutory tax rate to our effective tax rate is as follows:

	Year Ended December 31,

	2002	2001	2000

Federal statutory tax rate	35.0%	35.0%	35.0%
Consolidated state taxes, net of federal benefit	5.9	8.8	7.2
Amortization of goodwill	—	26.1	16.0
Non-deductible write-off of goodwill and business combination costs	3.0	1.7	1.8
Other permanent differences	1.3	6.4	7.3

Effective tax rate	45.2%	78.0%	67.3%

The components of the net deferred tax asset are as follows (in thousands):

	December 31,

	2002	2001

Deferred tax liability relating primarily to property consisting of landfill and fixed assets and contingencies related to other basis differences	$(417,095)	$(366,998)

Deferred Tax Assets Relating To:
Environmental, closure and post-closure reserves	264,771	330,755
Other reserves	126,659	145,193
Net operating loss, capital loss, foreign tax credit, and minimum tax credit carryforwards	195,951	206,870
Valuation allowance	(117,273)	(144,833)

Total deferred tax asset	470,108	537,985

Net deferred tax asset	$53,013	$170,987

Deferred income taxes have not been provided as of December 31, 2002 and 2001, on approximately $36 million and $28 million, respectively, of undistributed earnings of Puerto Rican affiliates, which are considered to be permanently reinvested. A determination of the U.S. income and foreign withholding taxes, if these earnings were remitted as dividends, is not practicable.

We are currently under examination by various state and federal taxing authorities for certain tax years. A federal income tax audit for the years ended December 31, 1998 and 1999 is ongoing. A federal income tax audit for BFI’s tax years ended September 30, 1996 through July 30, 1999 is completed with the exception of the matter discussed below.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior to our acquisition of BFI on July 30, 1999, BFI operating companies, as part of a risk management initiative to effectively manage and reduce costs associated with certain liabilities, contributed assets and existing environmental and self-insurance liabilities to six fully consolidated BFI risk management companies (RMCs) in exchange for stock representing a minority ownership interest in the RMCs. Subsequently, on July 9, 1999, the BFI operating companies sold that stock in the RMCs to third parties at fair market value which resulted in a capital loss of $900 million for tax purposes, calculated as the excess of the tax basis of the stock over the cash proceeds received. The capital loss was claimed in the BFI tax return for the period from October 1, 1998 to July 30, 1999. The primary argument advanced by the IRS for disallowing the capital loss was that the tax basis of the stock of the RMCs received by the BFI operating companies was required to be reduced by the amount of liabilities assumed even though such liabilities were merely contingent. Under the IRS view, there was no capital loss on the sale of the stock since the tax basis of the stock approximately equaled the proceeds received. On January 18, 2001, the IRS designated this type of transaction and other similar transactions as a “potentially abusive tax shelter” under the IRS regulations.

During 2002, we received notification from the IRS disallowing all of this capital loss. If such disallowance is upheld, we estimate it could have a federal and state income tax effect of up to $310 million plus accrued interest through December 31, 2002 of approximately $40 million. We also received a notification from the IRS assessing a penalty of between 20% and 40% of the additional income tax resulting from the disallowance. Because of several meritorious defenses, we believe the successful assertion of penalties is remote.

In October 2002, the IRS issued a revenue procedure outlining two resolution alternatives related to this matter. Taxpayers could elect to participate under this revenue procedure if certain eligibility requirements were met. We decided not to participate under this IRS issuance. We continue to believe our position is well supported and we will vigorously contest the disallowance. The resolution of this matter may entail efforts including administrative appeals and litigation which could extend over several years. An unfavorable result could require future cash expenditures but should have minimal, if any, impact on our consolidated results of operations as the amount has been fully reserved on our consolidated balance sheet.

15.     Commitments and Contingencies

Litigations –

We are subject to extensive and evolving laws and regulations and have implemented our own environmental safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may have an impact on earnings for a particular period. We accrue for litigation and regulatory compliance contingencies when such costs are probable and can reasonably be estimated. We expect that matters in process at December 31, 2002, which have not been accrued in the Consolidated Balance Sheets, will not have a material adverse effect on our consolidated liquidity, financial position or results from operations.

Royalties –

In connection with certain acquisitions, we have entered into agreements to pay royalties based on waste tonnage disposed at specified landfills. The payments are generally payable quarterly and amounts earned, but not paid, are accrued in the accompanying Consolidated Balance Sheets.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lease agreements –

We have operating lease agreements for service facilities, office space and equipment. Future minimum payments under non-cancelable operating leases with terms in excess of one year are as follows (in thousands):

December 31, 2002

2003	$24,819
2004	22,915
2005	18,968
2006	16,530
2007	11,433
Thereafter	50,849

Rental expense under such operating leases was approximately $26.1 million, $24.7 million and $29.6 million for each of the three years ended December 31, 2002, respectively.

Employment agreements –

We have entered into employment agreements with certain of our executive officers for periods up to three years. Under these agreements, in some circumstances, we may be obligated to pay an amount equal to the largest annual bonus paid to the employee for any of the last three years preceding the date of termination and to continue making base salary payments through the term of the agreement. Additionally, under certain circumstances, including a change in control, as defined in the employment agreements, we have agreed to pay severance amounts equal to a multiple of defined compensation. If a termination occurs in conjunction with a change in control as defined in the employment agreements, we are obligated to pay an additional amount equal to two times the sum of the employee’s base salary on the date of termination and the bonus paid to the employee for the previous year.

Financial assurances –

We are required to provide financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations for closure and post-closure costs and performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. Additionally, we are required to provide financial assurances for our self-insurance program and collateral required for certain performance obligations. During 2003, we expect no material increase in financial assurance obligations.

At December 31, 2002, we had the following financial assurance instruments (in thousands):

	Landfill
	Closure/	Contract	Risk/Casualty	Collateral for
	Post-Closure	Performance	Insurance	Obligations	Total

Insurance Policies	$997,901	$—	$—	$—	$997,901
Surety Bonds	341,747	625,142	—	—	966,889
Trust Deposits	62,742	—	—	—	62,742
Letters of Credit (1)	234,471	48,484	211,802	229,306	724,063

Total	$1,636,861	$673,626	$211,802	$229,306	$2,751,595

(1)    These amounts are issued under the Revolving Credit Facility of our 1999 Credit Facility.

These financial instruments are issued in the normal course of business. They are not debt and, therefore, are not reflected in the accompanying Consolidated Balance Sheets. The underlying obligations of the financial assurance instruments would be valued and recorded in the Consolidated Balance Sheets if it is probable that we would be unable to perform our obligations under the financial assurance contracts. We do not expect this to occur.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Off-balance sheet arrangements –

We have no off-balance sheet debt or similar obligations, other than financial assurance instruments discussed above which are not debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We do not guarantee any third party debt.

Guarantees –

We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the Consolidated Financial Statements based on our best estimate of required future payments. We are not able to determine potential future payments for indemnifications that relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that may become known in the future but that relate to our activities prior to the divestiture.

We have entered into agreements to guarantee the value of certain property that is adjacent to landfills. These agreements have varying terms over varying periods. Currently, liabilities associated with these guarantees are accounted for in accordance with SFAS No. 5, Accounting for Contingencies, in the Consolidated Financial Statements.

16.     Related Party Transactions

Transactions with related parties are entered into only upon approval by a majority of our independent directors and only upon terms comparable to those that would be available from unaffiliated parties. At December 31, 2002 and 2001, employee loans of $9.3 million and $11.2 million were outstanding to current or former employees.

During November 2002, our Chief Executive Officer repaid a $2.3 million loan from the Company by tendering 232,390 shares of our common stock at the market price. The loan was made in 1996 for the purpose of acquiring 246,154 shares of Allied Waste common stock at the market price at that time.

In addition to the above amounts, in December 2002, we extended a note receivable in the amount of $2.2 million due from a former board member from a maturity date of December 31, 2002 to December 31, 2004. Interest on the loan is accruing at the applicable federal rate.

In February 2003, our Vice Chairman repaid a $3.3 million loan from the Company. The loan was made in July 2001, pursuant to a relocation agreement and was secured by real estate. Interest on the loan was at the applicable federal rate.

17.     Segment Reporting

Our revenues are derived from one industry segment, which includes the collection, transfer, recycling and disposal of non-hazardous solid waste. We evaluate performance based on several factors, of which the primary financial measure is operating income before depreciation and amortization. Operating income before depreciation and amortization is not a measure of operating income, operating performance or liquidity under GAAP and may not be comparable to similarly titled measures reported by other companies. Consistent with our decentralized operating structure, management of the company uses operating income before depreciation and amortization in the evaluation of field operating performance as it represents operational cash flows and is a profit measure of components that are within the control of the operating units. The accounting policies of the business segments are the same as those described in the Organization and Summary of Significant Accounting Policies (See Note 1).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of January 1, 2002, we expanded our existing infrastructure by increasing the number of areas, regions and districts. As a result of the change in our infrastructure, we manage our operations through four geographic operating segments: Eastern, Southern, Central and Western. Each area is responsible for managing several vertically integrated operations, which are comprised of three regions. Results by segment have been restated for previous periods to reflect this change. The tables below reflect certain geographic information relating to our operations (in thousands):

	Eastern	Southern	Central	Western	Total

2002:
Revenues	$1,484,686	$1,229,682	$1,398,462	$1,180,836	$5,293,666
Operating income before depreciation and amortization	434,447	451,448	505,493	417,455	1,808,843
Depreciation and amortization	121,018	116,574	150,042	89,204	476,838
Total assets	3,515,409	3,741,323	3,221,821	2,592,235	13,070,788
Capital expenditures	113,290	128,420	169,825	122,306	533,841
2001:
Revenues	$1,540,117	$1,258,135	$1,381,464	$1,144,140	$5,323,856
Operating income before depreciation and amortization(1)	479,133	508,058	524,160	438,817	1,950,168
Depreciation and amortization	187,124	166,393	195,123	126,500	675,140
Total assets	3,873,583	3,272,710	3,466,630	2,859,120	13,472,043
Capital expenditures	112,439	118,275	157,334	101,522	489,570

(1)    Before non-cash loss on divestiture of assets related to the Eastern area.

Reconciliation of reportable segment primary financial measure to income from continuing operations before income taxes and minority interest (in thousands):

	Years ended December 31,

	2002	2001(1)

Total operating income before depreciation and amortization for reportable segments	$1,808,843	$1,950,168
Other (1)	(85,403)	(80,031)
Depreciation and amortization	485,437	682,485
Non-cash (gain) loss on divestiture of assets	(9,339)	107,011
Equity in earnings of unconsolidated affiliates	—	(14,072)
Interest expense and other	856,520	868,663

Income from continuing operations before income taxes and minority interest	$390,822	$226,050

(1)    Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on an area basis.

Reconciliation of reportable segment revenues, depreciation and amortization, capital expenditures and total assets to the consolidated financial statements.

	Year Ended December 31, 2002				Year Ended December 31, 2001

		Depreciation				Depreciation
		and	Capital	Total		and	Capital	Total
	Revenues	Amortization	Expenditures	Assets	Revenues	Amortization	Expenditures	Assets

For reportable segments	$5,293,666	$476,838	$533,841	$13,070,788	$5,323,856	$675,140	$489,570	$13,472,043
Other (1)	29,277	8,599	3,945	858,134	39,636	7,345	9,337	889,834

Total per financial statements	$5,322,943	$485,437	$537,786	$13,928,922	$5,363,492	$682,485	$498,907	$14,361,877

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on an area basis.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The revenues, operating income before depreciation and amortization, depreciation and amortization, capital expenditures and total assets from discontinued operations by geographic location are as follows (in thousands):

	Year Ended December 31, 2002

		Operating income	Depreciation
		before depreciation	and	Capital	Total
	Revenues	and amortization	Amortization	Expenditures	Assets

Eastern	$75,631	$3,055	$4,569	$2,794	$36,544
Southern	105,376	13,953	5,510	1,190	8,799
Western	13,356	2,739	973	554	6,905

Total	$194,363	$19,747	$11,052	$4,538	$52,248

	Year Ended December 31, 2001

		Operating income	Depreciation
		before depreciation	and	Capital	Total
	Revenues	and amortization	Amortization	Expenditures	Assets

Eastern	$74,677	$11,951	$4,989	$836	$43,918
Southern	112,829	17,775	4,749	1,128	9,990
Western	14,262	3,659	813	41	6,092

Total	$201,768	$33,385	$10,551	$2,005	$60,000

Results for year end December 2000 were not disclosed due to the impracticability of gathering such information. In addition, results for year ended December 31, 2002 have not been presented based on the prior organizational structure due to the impracticability of gathering such information.

Results by our geographic operating segments for 2001 and 2000 reflecting our organizational structure prior to January 1, 2002 are reflected in the tables below (in thousands):

		Operating
		income before
		depreciation
		and	Depreciation and	Total	Capital
	Revenues	amortization	amortization	Assets	Expenditures

2001:
Atlantic	$565,324	$208,793	$65,090	$1,262,315	$47,934
Central	520,095	179,959	71,306	1,326,558	53,079
Great Lakes	611,982	266,708	92,732	1,522,332	56,830
Midwest	479,711	221,635	74,726	1,394,440	59,635
Northeast	757,327	179,068	81,465	1,843,380	47,558
Southeast	678,052	244,447	87,292	1,830,776	53,503
Southwest	777,844	282,092	104,321	1,862,702	88,106
West	933,376	371,169	98,204	2,375,444	82,925

Total	$5,323,711	$1,953,871	$675,136	$13,417,947	$489,570

2000:
Atlantic	$595,615	$210,326	$64,114	$1,237,401	$37,798
Central	529,003	180,711	68,111	1,332,753	47,833
Great Lakes	638,100	250,669	95,513	1,708,010	46,162
Midwest	483,240	228,711	71,600	1,531,835	33,276
Northeast	851,690	224,868	79,437	2,083,952	33,398
Southeast	679,325	274,423	77,945	1,627,026	38,837
Southwest	739,082	291,909	95,718	1,772,697	60,648
West	950,664	354,788	104,972	2,663,654	82,431

Total	$5,466,719	$2,016,405	$657,410	$13,957,328	$380,383

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of reportable segment primary financial measure and assets to income before income taxes and total assets, respectively (in thousands):

	Years Ended December 31,

	2001	2000

Income before income taxes:
Total operating income before depreciation and amortization for reportable segments	$1,953,871	$2,016,405
Other(1)	(55,949)	(54,006)
Depreciation and amortization	682,485	664,083
Acquisition related and unusual costs	27,785	100,841
Non-cash loss on divestiture of assets	107,011	26,486
Equity in earnings of unconsolidated affiliates	(14,072)	(50,788)
Interest expense and other	868,663	894,745

Income from continuing operations before income taxes and minority interest	$226,050	$327,032

	December 31,

	2001	2000

Assets:
Total assets for reportable segments	$13,417,947	$13,957,328
Other(1)	12,718,111	12,042,318
Elimination of investments	(11,774,181)	(11,486,012)

Total assets	$14,361,877	$14,513,634

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on an area basis and corporate related items.

Reconciliation of reportable segment revenues, depreciation and amortization, and capital expenditures to the consolidated financial statements:

	Year Ended December 31, 2001			Year Ended December 31, 2000

		Depreciation			Depreciation
		and	Capital		and	Capital
	Revenues	Amortization	Expenditures	Revenues	Amortization	Expenditures

For reportable segments	$5,323,711	$675,136	$489,570	$5,466,719	$657,410	$380,383
Other (1)	39,781	7,349	9,337	32,404	6,673	5,241

Total per financial statements	$5,363,492	682,485	$498,907	$5,499,123	$664,083	$385,624

(1)    Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on an area basis.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The revenues, operating income before depreciation and amortization, depreciation and amortization, capital expenditures and total assets from discontinued operations by geographic location are as follows (in thousands):

	Year Ended December 31, 2001

		Operating income	Depreciation
		before depreciation	and	Capital	Total
	Revenues	and amortization	Amortization	Expenditures	Assets

Atlantic	$10,303	$1,297	$952	$245	$7,044
Northeast	74,677	11,951	4,989	836	43,918
Southeast	102,526	16,478	3,797	883	2,946
Southwest	14,262	3,659	813	41	6,092

Total	$201,768	$33,385	$10,551	$2,005	$60,000

	Year Ended December 31, 2000

		Operating income	Depreciation
		before depreciation	and	Capital	Total
	Revenues	and amortization	Amortization	Expenditures	Assets

Atlantic	$8,719	$1,199	$835	$404	$6,686
Northeast	91,591	19,349	5,109	2,798	46,114
Southeast	92,702	21,681	3,066	1,004	4,620
Southwest	15,350	5,272	945	89	6,730

Total	$208,362	$47,501	$9,955	$4,295	$64,150

Amounts and percentages of our total revenue from continuing operations attributable to services provided (in thousands, except percentages):

	Years Ended December 31,

	2002		2001		2000

Collection	$4,034.7	62.0%	$4,045.5	62.0%	$4,063.4	61.3%
Disposal(1)	2,073.1	31.9	2,064.5	31.7	1,961.8	29.6
Recycling	223.4	3.4	218.3	3.3	357.2	5.4
Other	172.0	2.7	195.4	3.0	241.8	3.7

	6,503.2	100.0%	6,523.7	100.0%	6,624.2	100.0%

Intercompany	(1,180.3)		(1,160.2)		(1,125.1)

Reported revenues	$5,322.9		$5,363.5		$5,499.1

(1)    Revenues from landfills and transfer stations are included in disposal.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.     Selected Quarterly Financial Data (unaudited)

The following tables summarize the unaudited consolidated quarterly results of operations as reported for 2002 and 2001. These results differ from previously reported financial information to incorporate the following:

•	to reclassify the results of operations for certain assets which we sold or were held for sale as of September 30, 2003 that meet the criteria for discontinued operations to be presented as such in accordance with SFAS 144, and

•	the adoption of SFAS 145 effective January 1, 2003 which requires the reclassification of the write-off of deferred debt issuance costs and other costs incurred in connection with the early extinguishments of debt that were previously properly classified as extraordinary to interest expense and other.

	First	Second	Third	Fourth
(in millions, except per share amounts)	Quarter	Quarter	Quarter	Quarter

2002
Revenues	$1,266.4	$1,353.6	$1,380.0	$1,322.9
Income from continuing operations	49.4	52.1	60.8	51.0
Net income available to common shareholders	32.4	33.9	37.3	33.6
Basic earnings per common share available to common shareholders:
Income from continuing operations	0.16	0.17	0.22	0.17
Net income	0.17	0.18	0.20	0.18
Diluted earnings per common share available to common shareholders:
Income from continuing operations	0.16	0.17	0.21	0.16
Net income	0.17	0.18	0.19	0.17
2001
Revenues	$1,305.9	$1,364.2	$1,360.2	$1,333.2
Income (loss) from continuing operations	(22.0)	50.3	16.1	4.5
Net income (loss) available to common shareholders	(36.0)	35.1	(0.2)	(13.4)
Basic earnings (loss) per common share available to common shareholders:
Income (loss) from continuing operations	(0.21)	0.17	(0.01)	(0.08)
Net income (loss)	(0.19)	0.19	(0.00)	(0.07)
Diluted earnings (loss) per common share available to common shareholders:
Income (loss) from continuing operations	(0.21)	0.17	(0.01)	(0.07)
Net income (loss)	(0.19)	0.18	(0.00)	(0.07)

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.     Condensed Consolidating Financial Statements

The 1998 Senior Notes, 1999 Notes, 2001 Senior Notes and 2002 Senior Notes issued by Allied NA (our wholly owned subsidiary) and certain debt of BFI (all of which are no longer registered under the Securities Exchange Act of 1934) are guaranteed by us. All guarantees (including those of the guarantor subsidiaries) are full, unconditional and joint and several of Allied NA’s and BFI’s debt. Presented below are Consolidating Balance Sheets as of December 31, 2002 and 2001 and the related Condensed Consolidating Statements of Operations and Cash Flows for the years ended December 31, 2002, 2001 and 2000 of Allied Waste Industries, Inc. (Parent), Allied NA (Issuer), the guarantor subsidiaries (Guarantors) and the subsidiaries which are not guarantors (Non-guarantors):

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING BALANCE SHEET
(in millions)

	December 31, 2002

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current Assets —
Cash and cash equivalents	$0.1	$5.4	$172.3	$1.6	$—	$179.4
Accounts receivable, net	—	—	654.9	12.2	—	667.1
Prepaid and other current assets	—	—	83.7	37.5	—	121.2
Deferred income taxes, net	—	—	100.2	4.2	—	104.4

Total current assets	0.1	5.4	1,011.1	55.5	—	1,072.1
Property and equipment, net	—	—	4,009.5	20.2	—	4,029.7
Goodwill, net	—	—	8,458.0	72.4	—	8,530.4
Investment in subsidiaries	3,510.7	12,527.3	—	—	(16,038.0)	—
Other assets, net	—	146.7	134.7	113.7	(98.4)	296.7

Total assets	$3,510.8	$12,679.4	$13,613.3	$261.8	$(16,136.4)	$13,928.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Current portion of long-term debt	$—	$—	$163.5	$—	$—	$163.5
Accounts payable	—	0.8	416.4	4.6	—	421.8
Accrued closure, post-closure and environmental costs	—	—	95.3	—	—	95.3
Accrued interest	—	157.2	24.8	—	—	182.0
Other accrued liabilities	50.4	—	174.5	139.3	—	364.2
Unearned revenue	—	—	220.6	2.4	—	223.0

Total current liabilities	50.4	158.0	1,095.1	146.3	—	1,449.8
Long-term debt, less current portion	—	7,807.0	911.6	—	—	8,718.6
Deferred income taxes	—	—	61.3	(9.9)	—	51.4
Accrued closure, post-closure and environmental costs	—	—	862.1	2.6	—	864.7
Due to/(from) parent	1,509.2	1,103.5	(2,554.7)	(58.0)	—	—
Other long-term obligations	15.2	125.8	865.8	—	(98.4)	908.4
Commitments and contingencies
Series A Senior Convertible Preferred Stock	1,246.9	—	—	—	—	1,246.9
Stockholders’ Equity	689.1	3,485.1	12,372.1	180.8	(16,038.0)	689.1

Total liabilities and stockholders’ equity	$3,510.8	$12,679.4	$13,613.3	$261.8	$(16,136.4)	$13,928.9

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING BALANCE SHEET
(in millions)

	December 31, 2001

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current Assets —
Cash and cash equivalents	$0.1	$8.9	$114.7	$34.1	$—	$157.8
Accounts receivable, net	—	—	707.0	17.2	—	724.2
Prepaid and other current assets	—	—	119.0	41.3	—	160.3
Deferred income taxes, net	—	—	171.0	—	—	171.0

Total current assets	0.1	8.9	1,111.7	92.6	—	1,213.3
Property and equipment, net	—	—	3,722.7	234.2	—	3,956.9
Goodwill, net	—	—	8,484.5	72.4	—	8,556.9
Investment in subsidiaries	2,703.1	4,372.3	—	—	(7,075.4)	—
Other assets, net	—	165.3	418.5	51.0	—	634.8

Total assets	$2,703.2	$4,546.5	$13,737.4	$450.2	$(7,075.4)	$14,361.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Current portion of long-term debt	$—	$—	$11.8	$10.3	$—	$22.1
Accounts payable	—	—	437.4	8.9	—	446.3
Accrued closure, post-closure and environmental costs	—	—	126.9	—	—	126.9
Accrued interest	—	165.6	27.3	—	—	192.9
Other accrued liabilities	30.7	—	308.7	79.1	—	418.5
Unearned revenue	—	—	224.4	2.5	—	226.9

Total current liabilities	30.7	165.6	1,136.5	100.8	—	1,433.6
Long-term debt, less current portion	—	8,113.7	1,068.2	55.6	—	9,237.5
Deferred income taxes	—	—	—	—	—	—
Accrued closure, post- closure and environmental costs	—	—	875.6	2.4	—	878.0
Due to/(from) parent	903.7	(6,414.7)	5,564.5	(53.5)	—	—
Other long-term obligations	14.0	—	1,043.5	0.5	—	1,058.0
Commitments and contingencies
Series A Senior Convertible Preferred Stock	1,169.0	—	—	—	—	1,169.0
Stockholders’ Equity	585.8	2,681.9	4,049.1	344.4	(7,075.4)	585.8

Total liabilities and stockholders’ equity	$2,703.2	$4,546.5	$13,737.4	$450.2	$(7,075.4)	$14,361.9

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENT OF OPERATIONS
(in millions)

	Year Ended December 31, 2002

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$5,114.7	$208.2	$—	$5,322.9
Cost of operations	—	—	2,977.8	151.1	—	3,128.9
Selling, general and administrative expenses	11.9	0.5	450.7	7.5	—	470.6
Depreciation and amortization	—	—	470.8	14.6	—	485.4
Non-cash gain on divestiture of assets	—	—	(9.3)	—	—	(9.3)

Operating (loss) income	(11.9)	(0.5)	1,224.7	35.0	—	1,247.3
Equity in earnings of subsidiaries	(187.6)	(620.1)	—	—	807.7	—
Interest expense (income) and other	1.6	751.7	109.1	(5.9)	—	856.5
Intercompany interest expense (income)	(56.0)	(24.0)	78.7	1.3	—	—
Management fees	(5.0)	—	4.0	1.0	—	—

Income (loss) before income taxes	235.1	(108.1)	1,032.9	38.6	(807.7)	390.8
Income tax expense (benefit)	20.0	(291.3)	429.9	17.0	—	175.6
Minority interest	—	—	1.9	—	—	1.9

Income from continuing operations	215.1	183.2	601.1	21.6	(807.7)	213.3
Discontinued operations	—	—	1.8	—	—	1.8

Net income	215.1	183.2	602.9	21.6	(807.7)	215.1
Dividends on preferred stock	(77.9)	—	—	—	—	(77.9)

Net income available to common shareholders	$137.2	$183.2	$602.9	$21.6	$(807.7)	$137.2

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENT OF OPERATIONS
(in millions)

	Year Ended December 31, 2001

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$5,161.4	$202.1	$—	$5,363.5
Cost of operations	—	—	2,925.1	126.2	—	3,051.3
Selling, general and administrative expenses	10.9	—	425.2	6.0	—	442.1
Depreciation and amortization	—	—	440.9	14.9	—	455.8
Goodwill amortization	—	—	224.6	2.1	—	226.7
Non-cash loss on divestiture of assets	—	—	107.0	—	—	107.0

Operating (loss) income	(10.9)	—	1,038.6	52.9	—	1,080.6
Equity in earnings of unconsolidated affiliates	—	—	(14.1)	—	—	(14.1)
Equity in earnings of subsidiaries	(15.9)	(455.9)	—	—	471.8	—
Interest expense and other	0.3	775.6	90.2	2.5	—	868.6
Intercompany interest expense (income)	(78.8)	(38.1)	115.8	1.1	—	—
Management fees	(5.0)	—	4.3	0.7	—	—

Income (loss) before income taxes	88.5	(281.6)	842.4	48.6	(471.8)	226.1
Income tax expense (benefit)	30.0	(291.3)	416.3	18.5	—	173.5
Minority interest	—	—	3.7	—	—	3.7

Income from continuing operations	58.5	9.7	422.4	30.1	(471.8)	48.9
Discontinued operations	—	—	9.6	—	—	9.6

Net income	58.5	9.7	432.0	30.1	(471.8)	58.5
Dividends on preferred stock	(73.0)	—	—	—	—	(73.0)

Net income (loss) available to common shareholders	$(14.5)	$9.7	$432.0	$30.1	$(471.8)	$(14.5)

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENT OF OPERATIONS
(in millions)

	Year Ended December 31, 2000

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$5,423.0	$76.1	$—	$5,499.1
Cost of operations	—	—	3,168.5	51.9	—	3,220.4
Selling, general and administrative expenses	8.4	—	403.7	5.0	—	417.1
Depreciation and amortization	—	—	436.3	4.6	—	440.9
Goodwill amortization	—	—	220.3	2.9	—	223.2
Non-cash loss on divestiture of assets	—	—	26.5	—	—	26.5

Operating (loss) income	(8.4)	—	1167.7	11.7	—	1,171.0
Equity in earnings of unconsolidated affiliates	—	—	(50.8)	—	—	(50.8)
Equity in earnings of subsidiaries	(83.9)	(555.1)	—	—	639.0	—
Interest expense and other	—	820.9	73.9	—	—	894.8
Intercompany interest expense (income)	(72.5)	(42.1)	116.4	(1.8)	—	—
Management fees	(5.0)	—	2.4	2.6	—	—

Income (loss) before income taxes	153.0	(223.7)	1,025.8	10.9	(639.0)	327.0
Income tax expense (benefit)	28.6	(307.6)	491.3	3.8	—	216.1
Minority interest	—	—	6.0	—	—	6.0

Income from continuing operations	124.4	83.9	528.5	7.1	(639.0)	104.9
Discontinued operations	—	—	19.5	—	—	19.5

Net income	124.4	83.9	548.0	7.1	(639.0)	124.4
Dividends on preferred stock	(68.5)	—	—	—	—	(68.5)

Net income available to common shareholders	$55.9	$83.9	$548.0	$7.1	$(639.0)	$55.9

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2002

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash provided by (used for) operating activities	$(2.8)	$104.0	$878.3	$30.8	$—	$1,010.3
Investing activities –
Cost of acquisitions, net of cash acquired	—	—	(51.4)	—	—	(51.4)
Proceeds from divestitures, net of cash divested	—	—	82.6	—	—	82.6
Capital expenditures, excluding acquisitions	—	—	(339.6)	(198.2)	—	(537.8)
Capitalized interest	—	—	(20.6)	—	—	(20.6)
Proceeds from sale of fixed assets	—	—	27.3	1.4	—	28.7
Other investing activities	—	—	(22.4)	—	—	(22.4)

Cash used for investing activities	—	—	(324.1)	(196.8)	—	(520.9)

Financing activities –
Net proceeds from exercise of stock options	2.8	—	—	—	—	2.8
Change in disbursement account	—	—	(87.1)	—	—	(87.1)
Proceeds from long-term debt, net of issuance costs	—	861.7	(10.1)	192.7	—	1,044.3
Repayments of long-term debt	—	(1,167.7)	(267.8)	(12.0)	—	(1,447.5)
Intercompany and capital funding between issuer and subsidiary	—	198.5	(151.3)	(47.2)	—	—

Cash provided by (used for) financing activities	2.8	(107.5)	(516.3)	133.5	—	(487.5)

Cash provided by discontinued operations	—	—	19.7	—	—	19.7
Increase (decrease) in cash and cash equivalents	—	(3.5)	57.6	(32.5)	—	21.6
Cash and cash equivalents, beginning of year	0.1	8.9	114.7	34.1	—	157.8

Cash and cash equivalents, end of year	$0.1	$5.4	$172.3	$1.6	$—	$179.4

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2001

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash provided by (used for) operating activities	$(7.2)	$(553.9)	$1,407.7	$35.3	$—	$881.9
Investing activities–
Cost of acquisitions, net of cash acquired	—	—	(249.5)	—	—	(249.5)
Proceeds from divestitures, net of cash divested	—	—	359.9	—	—	359.9
Accruals for acquisition price and severance costs	—	—	(1.7)	—	—	(1.7)
Capital expenditures, excluding acquisitions	—	—	(273.2)	(225.7)	—	(498.9)
Capitalized interest	—	—	(45.7)	—	—	(45.7)
Proceeds from sale of fixed assets	—	—	30.2	0.2	—	30.4
Other investing activities	—	—	(28.5)	1.3	—	(27.2)

Cash used for investing activities	—	—	(208.5)	(224.2)	—	(432.7)

Financing activities –
Net proceeds from exercise of stock options	6.4	—	—	—	—	6.4
Proceeds from long-term debt, net of issuance costs	—	2,729.0	(42.2)	69.0	—	2,755.8
Repayments of long-term debt	—	(3,180.4)	(13.1)	(3.1)	—	(3,196.6)
Intercompany between issuer and subsidiary	—	1,011.5	(1,168.0)	156.5	—	—

Cash provided by (used for) financing activities	6.4	560.1	(1,223.3)	222.4	—	(434.4)

Cash provided by discontinued operations	—	—	23.6	—	—	23.6
Increase (decrease) in cash and cash equivalents	(0.8)	6.2	(0.5)	33.5	—	38.4
Cash and cash equivalents, beginning of year	0.9	2.7	115.2	0.6	—	119.4

Cash and cash equivalents, end of year	$0.1	$8.9	$114.7	$34.1	$—	$157.8

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2000

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash provided by (used for) operating activities	$(4.5)	$(656.5)	$1,454.9	$(29.8)	$—	$764.1
Investing activities –
Cost of acquisitions, net of cash acquired	—	—	(797.8)	—	—	(797.8)
Proceeds from divestitures, of cash divested	—	—	1,039.2	—	—	1,039.2
Accruals for acquisition price and severance costs	—	—	(27.8)	—	—	(27.8)
Net withdrawal from unconsolidated subsidiaries	—	—	15.4	—	—	15.4
Capital expenditures, excluding acquisitions	—	—	(383.8)	(1.8)	—	(385.6)
Capitalized interest	—	—	(45.4)	—	—	(45.4)
Proceeds from sale of fixed assets	—	—	40.3	—	—	40.3
Other investing activities	—	—	(80.0)	47.7	—	(32.3)

Cash provided by (used for) investing activities	—	—	(239.9)	45.9	—	(194.0)

Financing activities –
Net proceeds from sale of common stock and exercise of stock options	1.6	—	0.1	—	—	1.7
Proceeds from long-term debt, net of issuance costs	—	2,202.0	—	—	—	2,202.0
Repayments of long-term debt	—	(2,506.5)	(289.9)	—	—	(2,796.4)
Intercompany between issuer and subsidiaries	—	963.7	(950.7)	(13.0)	—	—

Cash provided by (used in) financing activities	1.6	659.2	(1,240.5)	(13.0)	—	(592.7)

Cash provided by discontinued operations	—	—	22.6	—	—	22.6
Increase (decrease) in cash and cash equivalents	(2.9)	2.7	(2.9)	3.1	—	—
Cash and cash equivalents, beginning of year	3.8	—	118.1	(2.5)	—	119.4

Cash and cash equivalents, end of year	$0.9	$2.7	$115.2	$0.6	$—	$119.4

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.     Subsequent Events

Adoption of new accounting pronouncements —

Effective January 1, 2003, we adopted SFAS 143 and recorded a cumulative effect of a change in accounting principle of a net gain of approximately $29.2 million (net of income tax expense of $19.5 million). In addition, we recorded a decrease in our capping, closure and post-closure liabilities of approximately $100.7 million, an increase in other long-term obligations of approximately $26.9 million, and a decrease in our net landfill assets of approximately $25.1 million.

Following is a summary of the balance sheet changes for landfill assets and capping, closure and post-closure liabilities at January 1, 2003 (in millions):

	Balance at		Balance at
	December 31,		January 1,
	2002	Change	2003

Landfill assets	$2,533.5	$410.2	$2,943.7
Accumulated amortization	(659.5)	(435.3)	(1,094.8)

Net landfill assets	$1,874.0	$(25.1)	$1,848.9

Capping, closure, and post-closure liabilities	$594.8	$(100.7)	$494.1

The pro forma liability for capping, closure and post closure obligations as of December 31, 2002, 2001, 2000 and 1999 would have been $494.1 million, $440.4 million, $392.9 million and $340.9 million, respectively.

Following is a reconciliation of 2002 amortization and accretion expense after the expected impact of the adoption of SFAS 143 related to capping, closure and post-closure liabilities as compared to what would have been recorded to operating expense under our historical accounting practice (in millions).

	As	Impact of
	Reported	SFAS 143	Proforma

Capping, closure and post-closure provision	$32.6	$(32.6)	$—
Capping, closure and post-closure accretion	38.2	4.0	42.2
Landfill amortization	164.1	46.3	210.4
Other	—	2.3	2.3

Total	$234.9	$20.0	$254.9

Tons accepted	72.5		72.5

Rate per ton	$3.24		$3.52

Effective January 1, 2003, upon the adoption of SFAS 145 amounts that were previously properly reported as extraordinary loss are now classified in interest expense and other. The pre-tax amounts reclassified were $16.8 million, $28.1 million and $21.9 million, for the year ended December 31, 2002, 2001 and 2000, respectively.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Discontinued operations —

During the first nine months of 2003, we sold or held for sale certain operations as part of our divestiture plan that was launched in connection with our financing plan in early 2003. The proceeds will be used to repay debt. The operations include hauling operations in South Carolina, Georgia and Colorado which were sold at the end of second quarter 2003, hauling, transfer and material recovery facilities in New Jersey which were sold in August 2003, and hauling, landfill and material recovery operations in south Florida held for sale at September 30, 2003. The south Florida operations were sold in October 2003. These operations are reported in our Western, Eastern and Southern geographic operating segments.

The assets being sold, including goodwill, were adjusted to the lower of carrying value or fair value. We estimate fair value based on the anticipated sales price. During the first nine months of 2003, we recorded an after tax loss of approximately $45.5 million in discontinued operations reflecting the adjustment to fair value. Certain of the operations divested are pursuant to a stock sale agreement. We had additional tax basis in the stock of these operations, which previously could not be recognized under SFAS 109, Accounting for Income Taxes. The planned divestiture and expected utilization of the resulting capital loss for tax purposes allowed us to record a tax benefit.

The accompanying consolidated financial statements and notes reflect the results of operations, financial position and cash flows of these operations as discontinued operations. Following is a summary of the assets held for sale on the consolidated balance sheet (in thousands):

	December 31,

	2002	2001

Accounts receivable, net	$20,539	$27,239
Other current assets	3,225	4,727
Property and equipment, net	51,627	53,992
Other long-term assets	11,223	18,353

Total assets	$86,614	$104,311

Current liabilities	$20,454	$23,139
Other long-term liabilities	6	4,133

Total liabilities	$20,460	$27,272

Amounts related to assets held for sale on the balance sheet are included in other current assets, other long-term assets and other accrued liabilities.

Results of operations for the discontinued operations were as follows (in thousands):

	For the Year Ended December 31,

	2002	2001	2000

Revenues	$194,363	$201,768	$208,362
Income before tax	$3,064	$15,861	$32,221
Income tax expense	1,231	6,266	12,728

Discontinued operations, net of tax	$1,833	$9,595	$19,493

In accordance with EITF Issue No. 87-24, Allocation of Interest to Discontinued Operations, we allocate interest to discontinued operations based on a ratio of net assets to be sold or sold to the sum of consolidated net assets plus consolidated debt. We do not allocate interest on debt that is directly attributable to other operations outside of the discontinued operations. For the years ended December 31, 2002, 2001 and 2000, we allocated $5.6 million, $7.0 million and $5.3 million, respectively, of interest expense to discontinued operations.

Divestitures (unaudited) —

In connection with our divestiture plan announced in early 2003, during the fourth quarter of 2003, we divested of certain operations in Virginia, Wyoming, Idaho and northern and central Florida. In addition, we held for sale at December 31, 2003 additional operations to be divested in 2004 in northern and central Florida. These operations represent approximately $148 million of annualized revenues and $34 million of annualized operating income. We expect proceeds from the sale of these operations of approximately $220 million, which will be used to repay debt. We expect that some these operations will be reported as discontinued operations in our financial statements for the year ended December 31, 2003.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financing transactions (unaudited) —

In April 2003, we completed a multifaceted financing plan that enabled us to refinance the 1999 Credit Facility. The financing plan included issuance of the receivables secured loan, common stock, mandatory convertible preferred stock and $450 million of senior notes, along with the refinancing of the 1999 Credit Facility, discussed below. The issuance of the common stock, mandatory convertible preferred stock and $450 million of senior notes were consummated under our shelf registration statement.

The aggregate net proceeds of approximately $867 million from the issuance of the common stock, mandatory convertible preferred stock and $450 million of senior notes were used to reduce borrowings under the tranche A, B and C term loans under our 1999 Credit Facility on a pro-rata basis.

Issuance of common stock

On April 9, 2003, we issued 12,048,193 shares of common stock, par value $0.01, through a public offering for net proceeds of approximately $94 million.

Issuance of mandatory convertible preferred stock

On April 9, 2003, we issued 6.9 million shares of Series C Mandatory Convertible Preferred Stock (Series C Preferred Stock), par value $0.10 at $50 per share, through a public offering for net proceeds of approximately $333 million. The Series C Preferred Stock has a dividend rate of 6.25%. The Series C Preferred Stock is mandatorily convertible on April 1, 2006. On the conversion date, each share of Series C Preferred Stock will automatically convert into shares of common stock based on the following conversion table:

Applicable Market Value
of Common Shares	Conversion Rate

Less than or equal to $8.30	6.02:1
Between $8.30 and $10.13	6.02:1 to 4.94:1
Equal to or greater than $10.13	4.94:1

The Series C Preferred Stock is convertible into common stock at any time prior to April 1, 2006 at the option of the holder at a conversion rate of 4.94. Any time prior to April 1, 2006, the Series C Preferred Stock can be required to be converted at our option if the closing price of our common stock is greater than $15.20 for 20 days within a 30-day consecutive period. If the conversion is required by us, we are required to pay the present value of the remaining dividend payments through April 1, 2006.

Issuance of senior notes

On April 9, 2003, Allied NA issued $450 million of 7.875% Senior Notes due 2013 for net proceeds of approximately $440 million. These senior notes have a no call provision until 2008. Interest is payable in April and October of each year beginning October 2003.

In November 2003, Allied NA issued $350 million of 6.5% senior notes due 2010 in a private placement under Rule 144A of the Securities Act of 1933. We will use the proceeds from the sale of these notes to repurchase $350 million of our senior subordinated notes through open market repurchases or otherwise. As of December 31, 2003, we have repurchased approximately $256.1 million of senior subordinated notes with the proceeds from these notes. We will initiate the registration of these notes with the SEC under the Securities Act of 1933 as soon as it is practical.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Refinancing of 1999 Credit Facility

On April 29, 2003, we refinanced our 1999 Credit Facility, which consisted of a $1.291 billion revolving credit facility, due 2005 and $2.226 billion in funded, amortizing senior secured term loans with varying maturity dates through 2007, with a $2.9 billion senior secured credit facility (the 2003 Credit Facility) that includes a $1.5 billion revolver due January 2008 (the 2003 Revolver), a $1.2 billion term loan with final maturity in January 2010 (the Term Loan B), and a $200 million institutional letter of credit facility. The 2003 Credit Facility allows us to establish an incremental term loan in an amount up to $250 million and an additional institutional letter of credit facility in an amount up to $500 million. Of the $1.5 billion available under the 2003 Revolver, the entire amount may be used to support the issuance of letters of credit. In connection with the completion of the financing plan, we recorded a charge to interest expense and other of approximately $52.1 million related to the write-off of deferred and other transactional costs.

In August 2003, we amended our 2003 Credit Facility to permit the exchange of the Series A Preferred Stock and to provide increased financial flexibility to us over the term of the 2003 Credit Facility. Additionally, we funded a new $250 million term loan (the Term Loan C) under the 2003 Credit Facility. The proceeds were used to retire $250 million of outstanding senior subordinated notes through open market repurchases.

We are required to make prepayments on the 2003 Credit Facility upon completion of certain transactions as defined in the 2003 Credit Facility, including asset sales and issuances of debt securities. Proceeds from these transactions are to be applied pursuant to the 2003 Credit Facility. We are also required to make prepayments on the 2003 Credit Facility for 50% of any excess cash flows from operations, as defined. In addition, the 2003 Credit Facility restricts us from making certain types of payments, including dividend payments on our common and preferred stock. However, we are able to pay cash dividends on the Series C Preferred Stock.

The 2003 Credit Facility bears interest at (a) an Alternative Base Rate, or (b) Adjusted LIBOR, both terms defined in the 2003 Credit Facility, plus, in either case, an applicable margin based on our leverage ratio. Proceeds from the 2003 Credit Facility may be used for working capital and other general corporate purposes, including acquisitions.

In November 2003, we completed another amendment to our 2003 Credit Facility to reduce interest rates on Term Loan B, Term Loan C and the $200 million institutional letter of credit facility to LIBOR plus 275 basis points. In addition, we revised our financing covenants to provide greater operating flexibility. Under the 2003 Credit Facility, we are subject to the following financial covenants:

Minimum Interest Coverage:

From the	Through the Quarter	EBITDA(1)/
Quarter Ending	Ending	Interest

March 31, 2003	September 30, 2003	1.90x
December 31, 2003	June 30, 2004	1.85x
September 30, 2004	September 30, 2004	1.90x
December 31, 2004	March 31, 2005	1.95x
June 30, 2005	September 30, 2005	2.00x
December 31, 2005	December 31, 2005	2.10x
March 31, 2006	June 30, 2006	2.15x
September 30, 2006	September 30, 2006	2.20x
December 31, 2006	December 31, 2006	2.30x
March 31, 2007	March 31, 2007	2.40x
June 30, 2007	June 30, 2007	2.45x
September 30, 2007	March 31, 2008	2.50x
June 30, 2008	June 30, 2008	2.60x
September 30, 2008	September 30, 2008	2.70x
October 31, 2008	Thereafter	2.75x

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maximum Leverage:

From the	Through the Quarter	Total Debt/
Quarter Ending	Ending	EBITDA(1)

March 31, 2003	June 30, 2005	5.75x
September 30, 2005	December 31, 2005	5.50x
March 31, 2006	June 30, 2006	5.25x
September 30, 2006	September 30, 2006	5.00x
December 31, 2006	December 31, 2006	4.75x
March 31, 2007	December 31, 2007	4.50x
March 31, 2008	June 30, 2008	4.25x
September 30, 2008	Thereafter	4.00x

(1)  EBITDA used for covenants is calculated in accordance with the definition in our credit facility agreement. In this context, EBITDA is used solely to provide information on the extent to which we are in compliance with debt covenants.

Receivables secured loan

In March 2003, we entered into an accounts receivable securitization program with a financial institution that allows us to borrow up to $175 million on a revolving basis under a loan agreement secured by receivables. The borrowings are secured by accounts receivable that are owned by our wholly-owned and fully consolidated subsidiary. Under SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement 125, the securitization program is accounted for as secured borrowing with a pledge of collateral. The receivables and debt obligation remain on our consolidated balance sheet. The borrowings under this program bear interest at the financial institution’s commercial paper rate plus an applicable spread and interest is payable monthly. There is also a fee on the undrawn portion of the $175 million available for borrowing. The loan agreement has a one year term with a three year liquidity facility, however, we intend to extend the agreement annually. If we are unable to renew annually, we have the intent and ability to refinance these borrowings through the 2003 Revolver of the 2003 Credit Facility. Accordingly, the loan has been classified as long-term.

Retirement of senior subordinated indebtedness (unaudited) —

During 2003, we repurchased approximately $506.1 million of senior subordinated notes in open market repurchases. In connection with these repurchases, we paid premiums of approximately $45.4 million, which were recorded to interest expense and other in 2003.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series A Preferred Stock exchange (unaudited) –

On July 31, 2003, we announced that we reached an agreement with the holders of the Series A Preferred Stock to exchange all of their shares for 110.5 million shares of our common stock. The Series A Preferred Stock had a stated value of $1.327 billion at December 18, 2003, the exchange date, which represents the original issuance amount plus cumulative accrued and unpaid dividends. No additional common shares were issued for the increase in liquidation preference from July 31, 2003 through the exchange date. Upon completion of the exchange transaction, our outstanding shares on a fully diluted basis increased to approximately 350 million shares. As a result of the exchange, approximately $90 million in dividend payments annually beginning July 2004 have been eliminated.

The offer to exchange was approved by a special committee of non-affiliated, independent directors of our Board of Directors and was approved by the full Board of Directors. The special committee was advised by Goldman, Sachs and Co. in connection with this transaction. The completion of this transaction was subject to certain approvals, including approval by our shareholders. We obtained shareholder approval at a special meeting of the shareholders on December 18, 2003. Under the terms of the exchange agreement, the holders of the Series A Preferred Stock are restricted from selling the shares of common stock they receive for one year from the exchange date.

In connection with the exchange, we incurred a non-cash conversion charge of $496.6 million, which will be reflected as a reduction to net income available to common shareholders in fourth quarter of 2003, but has no effect on total stockholders’ equity because offsetting amounts are recorded to additional paid in capital. Due to the change in the original conversion terms, we are required to quantify the accounting effect of the change in conversion terms and reduce net income available to common shareholders by the corresponding amount. The market value of the shares of our common stock issued in excess of the shares of common stock that the holders of the Series A Preferred Stock could have converted into under the original terms of the Series A Preferred Stock was recorded as the non-cash conversion charge.

Shareholders Rights Plan (unaudited) –

On July 28, 2003 the Board of Directors adopted an amendment to its Stockholders Rights Plan to change the termination date of the plan to July 28, 2003.

Supplemental Financial Information of Browning-Ferris Industries, Inc.

In our Annual Report on Form 10-K for the year ended December 31, 2002, we provided stand-alone audited financial statements for our wholly-owned subsidiary, Browning-Ferris Industries, Inc. (BFI) in accordance with the Securities and Exchange Commission’s Rule 3-16 of Regulation S-X. Subsequent to the filing of our Form 10-K for 2002, we determined that certain operations divested of or held for sale during the first nine months of 2003 met the criteria for discontinued operations. In connection with the private placement offering of $825 million in aggregate principal amount of senior notes announced today, we are providing unaudited supplemental financial information of BFI for the nine months ended September 30, 2003 along with the year ended December 31, 2002 and 2001. The financial information for the year ended December 31, 2002 and 2001 has been updated from its original presentation in our Form 10-K for 2002 filed on March 27, 2003 to reclassify amounts related to the discontinued operations on a basis comparable to our current presentation in accordance with GAAP. The full consolidated financial statements for BFI required by Rule 3-16 of Regulations S-X will be audited and updated in accordance with GAAP in order to reflect all 2003 discontinued operations in connection with the filing of our Annual Report on Form 10-K for the year ended December 31, 2003.

BROWNING-FERRIS INDUSTRIES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(unaudited, in millions)

			Nine Months
	Years Ended December 31,		Ended
			September 30,
Statement of Operations Data:	2002	2001	2003

Revenues	$1,676.9	$1,719.4	$1,244.7
Cost of operations	1,011.7	978.9	790.0
Selling, general and administrative expenses	144.3	147.0	134.4
Depreciation and amortization	123.9	124.5	103.6
Goodwill amortization	—	100.5	—
Non-cash (gain) loss on divestiture of assets	(1.4)	—	—

Operating income	$398.4	$368.5	$216.7

	December 31,
			September 30,
Balance Sheet Data:	2002	2001	2003

Current assets	$230.9	$282.5	$175.1
Property and equipment, net	928.3	941.4	915.9
Goodwill, net	3,745.3	3,769.2	3,710.6
Other assets, net	147.7	462.3	142.7
Due from parent	2,423.7	2,669.3	1,419.8

Total assets	$7,475.9	$8,124.7	$6,364.1

Current liabilities	$694.6	$578.9	$604.9
Long-term debt	6,944.2	7,396.7	6,250.8
Other long-term obligations	972.1	1,043.8	824.9
Stockholder’s deficit	(1,135.0)	(894.7)	(1,316.5)

Total liabilities and stockholder’s deficit	$7,475.9	$8,124.7	$6,364.1

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIED WASTE INDUSTRIES, INC.

By:	/s/ PETER S. HATHAWAY

Peter S. Hathaway
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date: January 21, 2004